AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CIMPRESS N.V.,
CIMPRESS USA INCORPORATED,
CIMPRESS ACQUISITION, LLC,
THE SELLERS LISTED ON THE SIGNATURE PAGES HERETO,
BUILD A SIGN LLC
AND
THE SELLER REPRESENTATIVE IDENTIFIED HEREIN
DATED AS OF SEPTEMBER 23, 2018

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TABLE OF CONTENTS
Page

SECTION 1 DEFINITIONS AND INTERPRETATIONS	2

1.1	Certain Definitions 2

1.2	Interpretation 15

SECTION 2 MERGER AND CONSIDERATION	17

2.1	Merger and Purchase Price 17

2.2	Purchase Price; Adjustments 18

2.3	Closing 23

SECTION 3 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY MEMBERS	24

3.1	Organization and Good Standing; Organizational Documents 24

3.2	Capitalization and Ownership of Units 25

3.3	Company Subsidiaries 25

3.4	Authority 25

3.5	No Conflict; Consent of Third Parties 26

3.6	Litigation, etc. 26

3.7	Intellectual Property 26

3.8	Compliance with Other Instruments 30

3.9	Agreements; Actions 30

3.10	Certain Transactions 33

3.11	Rights of Registration and Voting Rights 33

3.12	Real Property 34

3.13	Tangible Personal Property 34

3.14	Financial Statements; No Undisclosed Liabilities 34

3.15	Absence of Changes 36

3.16	Employee Matters 38

3.17	Tax Returns and Payments 41

3.18	Insurance 42

3.19	Confidential Information and Invention Assignment Agreements 42

3.20	Compliance with Law and Regulations; Permits 43

3.21	Suppliers 44

3.22	Customers 45

3.23	Partners 45

3.24	Corporate Documents 45

3.25	Brokers and Finders 45

3.26	Environmental Matters 45

3.27	Illegal Payments; Export Controls 46

3.28	Solvency 46

3.29	Company Product Warranties 47

3.30	Bank Accounts 47

3.31	Powers of Attorney 47

3.32	No Other Representations or Warranties 47

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3.33	Disclaimer 47

SECTION 4 REPRESENTATIONS AND WARRANTIES REGARDING SELLERS	48

4.1	Right to Sell Units; Binding Effect; Organization and Power 48

4.2	Title to Interests, Liens, etc. 48

4.3	No Conflicts 48

4.4	Governmental Consents 49

4.5	Litigation, etc. 49

4.6	Brokers and Finders 49

4.7	Investment Representations and Finders 49

SECTION 5 REPRESENTATIONS AND WARRANTIES REGARDING PARENT AND BUYER	49

5.1	Organization and Standing 49

5.2	Authority for Agreement; No Conflict 50

5.3	Government Consents 50

5.4	Brokers and Finders 50

5.5	Litigation, etc. 51

5.6	Investment 51

5.7	Financing; Solvency 51

5.8	Due Diligence Investigation 51

SECTION 6 CONDUCT OF BUSINESS	52

6.1	Conduct of Company 52

6.2	Confidentiality; Access 54

6.3	Efforts; Consents; Regulatory and Other Authorizations 56

6.4	Public Disclosure 57

6.5	Cooperation; Further Actions 58

6.6	Indemnification of Managers and Officers 58

6.7	Employee Benefit Matters 58

6.8	Notice of Developments 59

6.9	Provision Respecting Legal Representation 60

6.10	Acknowledgements by Buyer 60

6.11	Acknowledgements by Sellers 60

SECTION 7 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY	61

7.1	No Order 61

7.2	Antitrust Approvals 61

7.3	Government and Other Third Party Approvals 61

SECTION 8 ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER	61

8.1	Representations, Warranties and Covenants 61

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SECTION 9 ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS AND THE COMPANY	61

9.1	Representations, Warranties and Covenants 62

SECTION 10 CLOSING DELIVERIES	62

10.1	Closing Deliveries of Sellers and the Company 62

10.2	Closing Deliveries of Buyer 63

SECTION 11 TERMINATION	64

11.1	Termination Prior to the Closing 64

11.2	Notice of Termination; Effect of Termination 65

SECTION 12 INDEMNIFICATION	65

12.1	Representations, Warranties and Covenants 65

12.2	Survival Period 65

12.3	Indemnification Provisions for Buyer’s Benefit 66

12.4	Indemnification Provisions for the Sellers’ Benefit; Limitations 68

12.5	Tax Treatment of Indemnity Payments 68

12.6	Matters Involving Third Parties 68

12.7	Direct Claims 69

12.8	Tax Proceedings 69

12.9	Further Limitations and Qualifications 70

SECTION 13 TAXES	71

13.1	Certain Income Tax Matters 71

13.2	Transfer Taxes 71

13.3	Tax Treatment 71

13.4	Cooperation and Exchange of Information 71

13.5	Tax Proceedings and Audits 71

13.6	Tax Returns 72

13.7	Refunds 72

13.8	Certain Post-Closing Actions 72

13.9	Post-Closing Covenants 73

13.10	Section 754 Election and Purchase Price Allocation 73

13.11	Overlap 73

SECTION 14 THE SELLER REPRESENTATIVE	73

14.1	Appointment of the Seller Representative 73

SECTION 15 MISCELLANEOUS	75

15.1	Notices 74

15.2	Parent Guarantee 77

15.3	Successors and Assigns 77

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15.4	Severability 77

15.5	Third Parties 77

15.6	Specific Performance 77

15.7	Governing Law; Submission to Jurisdiction 78

15.8	Waiver of Jury Trial 78

15.9	Fees and Expenses 78

15.10	Entire Agreement, Not Binding Until Executed 79

15.11	Amendments; No Waiver 79

15.12	No Recourse Against Third Parties 79

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EXHIBITS, ANNEXES AND SCHEDULES

Exhibit A    Escrow Agreement
Exhibit B    Certificate of Merger
Exhibit C    Fifth Amended and Restated Company LLCA
Exhibit D    Form of Award Letter
Exhibit E    Form of Put/Call Agreement
Exhibit F    RWI Policy
Exhibit G    Form of Restrictive Covenant Agreement

Annex 1    Permitted Liens
Annex 2    Form of Initial Closing Statement
Annex 3    Purchase Price Allocation
Annex 4    Net Working Capital Schedule
Annex 5    Indebtedness Schedule
Annex 6        Specified Matters

Schedule 1.1    Rollover Value
Schedule 2.2(h)(i)    2018 Bonus Calculation
Schedule 6.1(f)    Permitted Actions
Schedule 10.1(g)    Restrictive Covenant Agreement
Schedule 12.3(a)(viii)    Specific Indemnity Matters

Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of September 23, 2018 (the “Agreement Date”), by and among (i) Cimpress N.V., a public limited company incorporated under the laws of the Netherlands (“Parent”), (ii) Cimpress USA Incorporated, a Delaware corporation (“Buyer”), (iii) Cimpress Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Buyer (“Merger Sub”), (iv) the Sellers listed on the signature pages hereto (each individually a “Seller”, and collectively, the “Sellers”), (v) Build A Sign LLC, a Delaware limited liability company (the “Company”), and (vi) BAS Buyer, LLC, a Delaware limited liability company, in its capacity as the Seller Representative (as defined in Section 14 hereto).
WHEREAS, the Sellers constitute all of the members of the Company and are the record and beneficial owners of all of the issued and outstanding common units of the Company (the “Common Units”), the issued and outstanding preferred units of the Company (the “Preferred Units”), and the issued and outstanding profits interest units of the Company (the “Profits Interest Units”, and together with the Common Units and the Preferred Units, the “Units”);
WHEREAS, certain employees of the Company currently hold an indirect interest in Profits Interest Units through Build A Sign Management Pool LLC, a Delaware limited liability company (“BAS Management Pool”), and, prior to the Closing, BAS Management Pool will distribute a portion of the Profits Interest Units held by BAS Management Pool to certain of its members (the “Distribution”), while certain of its members will continue to hold an indirect interest in the Company through BAS Management Pool following the Closing (the members of BAS Management Pool immediately following the Distribution, the “Rollover Holders”, and the Units held by BAS Management Pool immediately following the Distribution, the “Retained Units”);
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, pursuant the Merger (as defined below), Buyer desires to (i) convert all of the Units, other than the Retained Units, held by the Sellers as of the Closing into a right to receive the consideration described herein, and (ii) acquire a controlling interest in the Company;
WHEREAS, the respective boards of managers or directors, as applicable, of Buyer, Merger Sub and the Company have authorized, adopted and approved this Agreement and determined that this Agreement and the Merger are desirable and in the best interests of their respective organizations and equityholders; and
WHEREAS, it is contemplated that the limited liability company agreement of the Company will be amended and restated in substantially the form attached hereto as Exhibit C (the “Fifth Amended and Restated Company LLCA”), to be effective simultaneously with the effectiveness of the Merger, to provide for, among other things, the admission of Buyer as a member of the Company.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement (defined terms having the meanings indicated in Section 1.1 or otherwise as defined elsewhere in this Agreement), and for other good and valuable consideration, the receipt

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of which is hereby acknowledged, Buyer, Merger Sub, the Company, Sellers and the Seller Representative, intending to be legally bound, agree as follows:
SECTION 1
DEFINITIONS AND INTERPRETATIONS
1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“2018 Bonus Payments” means the aggregate amount payable to all then current participants as of the Closing in the Company Bonus Plan for the 2018 calendar year.
“Accounting Arbitrator” shall have the meaning set forth in Section 2.2(f).
“Act” shall mean the Delaware Limited Liability Company Act (6 Del. C. §18-101 et seq.).
“Action” shall mean any action, arbitration, suit, claim, audit, litigation, or other proceeding, whether civil, criminal or administrative, in law or in equity by or before any Governmental Authority or arbitrator.
“Adjusted Purchase Price” shall have the meaning set forth in Section 2.2(a).
“Adjustment Escrow Account” shall have the meaning set forth in Section 2.3(b)(iv)(a).
“Adjustment Escrow Amount” shall mean $750,000.
“Adjustment Escrow Funds” shall mean any remaining balance of the Adjustment Escrow Amount from time to time.
“Adjustment Time” shall mean 12:01 a.m. eastern time on the Closing Date.
“Advance Amount” shall have the meaning set forth in Section 14.1(f).
“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one (1) or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” shall have the meaning set forth in the Preamble.
“Agreement Date” shall have the meaning set forth in the Preamble.
“Ancillary Agreements” shall mean the Escrow Agreement, the Award Letters, the Fifth Amended and Restated Company LLCA, the Put/Call Agreements and each of the other written agreements, documents, statements, certificates and instruments referred to therein or otherwise delivered by Sellers or the Company pursuant to Section 10.1, or by Buyer pursuant to Section 10.2.
“Annual Financial Statements” shall have the meaning set forth in Section 3.14(a).

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“Anti-Corruption and Anti-Bribery Laws” shall have the meaning set forth in Section 3.27.
“Award Letters” shall mean an award letter in substantially the form attached hereto as Exhibit D duly executed and delivered by Buyer.
“BAS Management Pool” shall have the meaning set forth in the Recitals.
“BASNV” shall mean BAS NV, LLC, a Nevada limited liability company.
“BASNV Organizational Documents” shall mean the Articles of Organization Limited-Liability Company of BASNV.
“Business Day” shall mean the period from 12:01 a.m. through 12:00 midnight, New York City, New York time on any day of the year on which national banking institutions in the State of New York are open to the public for conducting business and are not required or authorized by law to close.
“Buyer” shall have the meaning set forth in the Preamble.
“Buyer Indemnified Party” shall have the meaning set forth in Section 12.3.
“Buyer Proceedings” shall have the meaning set forth in Section 13.5.
“Cancelled Units” shall have the meaning set forth in Section 2.1(e)(i).
“Cash” shall mean cash and cash equivalents determined in accordance with GAAP, using the policies, conventions, methodologies and procedures used by the Company in preparing the Financial Statements. Notwithstanding the foregoing, “Cash” shall (i) include uncashed and uncleared checks and other deposits or transfers received or deposited for the account of the Company and restricted cash, and (ii) exclude any outstanding checks delivered by a Company Member to any third party that have not been cashed or otherwise reflected as a deduction to Cash.
“Certificate of Merger” means the Certificate of Merger, substantially in the form attached hereto as Exhibit B.
“Closing” shall have the meaning set forth in Section 2.3(a).
“Closing Bonus Payments” shall mean (i) an aggregate of $2,000,000.00 in incentive payments to be made to various employees of the Company at the Closing pursuant to resolutions adopted by the Board of Managers of the Company on the date hereof, and (ii) an aggregate of $664,275.00 in incentive payments to be paid to the Key Employees at the closing in satisfaction of that portion of any amounts that would otherwise be payable under the Excess Bonus Program in respect of the Company’s 2018 fiscal year.
“Closing Cash” shall mean the aggregate amount of Cash held by the Company Members, as of the Adjustment Time.
“Closing Date” shall have the meaning set forth in Section 2.3(a).
“Closing Date Schedule” shall have the meaning set forth in Section 2.2(e)(i).

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“Closing Indebtedness” shall mean the aggregate amount of all Indebtedness of the Company and the Company Subsidiaries outstanding as of the Adjustment Time, on a consolidated basis.
“Closing Net Working Capital” shall have the meaning set forth in Section 2.2(e)(i).
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Common Units” has the meaning set forth in the Recitals.
“Company” shall have the meaning set forth in the Preamble.
“Company Bonus Plan” shall mean the Company’s bonus plan as in effect at the Closing and consistent with Schedule 2.2(h)(i), which Company Bonus Plan includes both the Base Target Bonus Program (the “Base Target Bonus Program”) and the Excess Bonus Program (the “Excess Bonus Program”) described therein.
“Company Intellectual Property” means all Intellectual Property that is owned, used, held for use or practiced by the Company or any of the Company Subsidiaries, or necessary for the conduct of the business of the Company or any of the Company Subsidiaries.
“Company IT Systems” shall mean all computer systems, servers, network equipment and other computer hardware owned, licensed or leased by a Company Member.
“Company Licensed Intellectual Property” means Intellectual Property owned by any Person other than a Company Member that is licensed to any Company Member.
“Company Member” shall mean any of the Company or any of the Company Subsidiaries.
“Company Member Organizational Documents” shall mean, collectively: (i) the Company Organizational Documents, and (ii) the BASNV Organizational Documents.
“Company Organizational Documents” shall mean the Amended and Restated Company LLCA and the Company’s Certificate of Formation.
“Company Owned Intellectual Property” means all Company Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries, including all Company Registered Intellectual Property.
“Company Product” shall have the meaning set forth in Section 3.29.
“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed by or in the name of the Company or any of the Company Subsidiaries.
“Company Returns” shall have the meaning set forth in Section 13.6(b).
“Company Subsidiaries” shall mean BASNV, any entity set forth on Section 3.3 of the Disclosure Schedule, and any other Subsidiary of the Company.

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“Company Tangible Properties” shall have the meaning set forth in Section 3.13.
“Confidential Information” shall have the meaning set forth in Section 6.2(b).
“Confidential Information Agreement” shall have the meaning set forth in Section 3.19.
“Confidentiality Agreement” shall have the meaning set forth in Section 6.2(a).
“Continuing Employees” shall have the meaning set forth in Section 6.7(a).
“Contract” shall mean any agreement, contract, subcontract, settlement agreement, lease, instrument, note, option, warranty, license, sublicense, insurance policy or binding commitment, arrangement, obligation or undertaking of any nature, including all amendments to any of the foregoing.
“Damages” shall mean any and all damages, losses, awards, actions, proceedings, causes of action, obligations, Liabilities, claims, encumbrances, penalties, demands, assessments, settlements, judgments, including reasonable legal fees, in each case to the extent actually incurred by an Indemnified Party. Notwithstanding anything to the contrary, for the purposes of measuring the amount of any Damages, Damages for any item shall be net of specifically identifiable reserves or accruals accurately established in the Financial Statements (including the notes thereto) with respect to such item.
“Disclosure Schedule” shall have the meaning set forth in Section 3.
“Dispute Period” shall have the meaning set forth in Section 12.6(b).
“Effective Time” shall have the meaning set forth in Section 2.1(b).
“Employee Benefits” shall have the meaning set forth in Section 6.7(b).
“Employee Plan” shall mean any material employee benefit plan (as defined in Section 3(3) of ERISA) maintained by any Company Member subject to ERISA, and any other material plan, agreement, policy, or arrangement providing bonuses or other incentive compensation, severance, retention, change in control, deferred compensation, or equity compensation under which any Company Member has any liability.
“End Date” shall have the meaning set forth in Section 11.1(b).
“Environmental Laws” shall mean, with respect to any geographic location, all Legal Requirements with respect to (i) pollution, the protection or cleanup of the environment or natural resources; (ii) the Release or threatened Releases of, or exposure to Hazardous Materials; (iii) the use, treatment, storage, transportation, handling, or disposal of Hazardous Materials, (iv) the preservation or protection of lands, waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; (v) the protection of human health and safety in respect of Hazardous Materials; and (vi) Liability or responsibility with respect to any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” shall mean any entity (whether or not incorporated) that, together with any Company Member, would be treated as a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” shall have the meaning set forth in Section 2.3(b)(iv).
“Escrow Agreement” shall have the meaning set forth in Section 2.3(b)(iv).
“Estimated Closing Cash” shall have the meaning set forth in Section 2.2(b)(iii).
“Estimated Closing Indebtedness” shall have the meaning set forth in Section 2.2(b)(ii).
“Estimated Net Working Capital” shall have the meaning set forth in Section 2.2(b)(i).
“Estimated Net Working Capital Deficiency” shall mean the absolute value of the amount, if any, by which (x) the Estimated Net Working Capital, is less than (y) the Target Net Working Capital Amount minus $250,000.
“Estimated Net Working Capital Surplus” shall mean the amount, if any, by which (x) the Estimated Net Working Capital is greater than (y) the Target Net Working Capital Amount plus $250,000.
“Estimated Seller Transaction Expenses” shall have the meaning set forth in Section 2.2(b)(iv).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
“Fifth Amended and Restated Company LLCA” shall have the meaning set forth in the Recitals.
“Final Adjusted Purchase Price” shall have the meaning set forth in Section 2.2(g)(i),
“Financial Statements” shall have the meaning set forth in Section 3.14(a).
“Fraud” shall mean a Person’s knowing and intentional material misstatement or omission about a material fact or circumstance made with the intent to induce another Person to rely on such misstatement or omission or to act or refrain from acting based on such misstatement or omission, where such other Person did rely on, act or refrain from acting based on such misstatement or omission, and such other Person suffered damages or harm as a result of such reliance.
“Fundamental Representations” shall mean the representations and warranties in Section 3.1 (Organization and Good Standing), Section 3.2 (Capitalization and Ownership of Units), Section 3.3 (Company Subsidiaries), Sections 3.4 (Authority), and Section 3.5(b) (No Conflict), Section 3.25 (Brokers and Finders), Section 4.1 (Right to Sell Units; Binding Effect; Organization and Power), Section 4.2 (Title to Interests, Liens, etc.) and Section 4.3 (No Conflicts), and Section 4.6 (Brokers and Finders).
“GAAP” shall mean United States generally accepted accounting principles consistently applied and maintained throughout the periods indicated.
“GAAP Exceptions” shall have the meaning set forth in Section 3.14(b).

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“General Customer Contracts” means all Contracts to provide the Company’s products and services to customers, in each case, that do not materially differ from the form therefor that has been made available to Buyer.
“Governmental Authority” shall mean any United States federal, state, municipal or local or any foreign government, or political subdivision thereof, or any supranational organization (e.g., the European Union) or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or Taxing power, or any court or tribunal (or any department, bureau or division thereof), or any other self-regulatory or quasi-governmental authority of any nature, or any arbitral body.
“Hazardous Material” shall mean any material, chemical, substance, pollutant, contaminant or waste (regardless of physical form or concentration) that (i) is hazardous, toxic, infectious, explosive, radioactive, carcinogenic or corrosive including those subject to regulations, control or remediation under any Environmental Laws, or (ii) is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Law due to its dangerous, harmful or deleterious properties or characteristics.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
“Indebtedness” shall mean (i) all obligations for borrowed money including all principal, interest, fees, expenses, overdrafts, penalties, premiums, costs, and other payment obligations with respect thereto, (ii) all obligations evidenced by notes, bonds, debentures, mortgage or other equivalent instruments, (iii) all obligations under any debt security, interest rate, currency or other hedging or swap, derivative obligation or other similar arrangement, (iv) all reimbursement obligations under letters of credit (only to the extent drawn) or similar facilities, (v) all obligations upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course of Business), (vi) all obligations with respect to leases of real or personal property or a combination thereof required to be classified or accounted for as capital leases under GAAP and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date determined in accordance with GAAP together with all obligations to make termination payments under such capitalized lease obligations, (vii) all obligations incurred or assumed as the deferred purchase price of property or services (excluding obligations to creditors for inventory, services and supplies incurred in the Ordinary Course of Business), including any earn-out obligations, (viii) any unpaid severance amounts incurred in the Ordinary Course of Business payable to any employee of the Company whose employment was terminated prior to the Closing (excluding any severance due to any such employees terminated in connection with the Closing), (ix) all guarantees of any items set forth in clauses (i) through (viii) of third parties, and (x) all outstanding prepayment premiums, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (i) through (viii), in each case as determined in accordance with the methodologies set forth in the Indebtedness Schedule. For the avoidance of doubt, “Indebtedness” shall not include any deferred revenue of the Company Members, amounts included as Seller Transaction Expenses, or amounts relating to the Specified Matters.
“Indebtedness Schedule” shall mean the policies, conventions, methodologies and procedures related to Indebtedness described on Annex 5 hereto.

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“Indemnified D&Os” shall have the meaning set forth in Section 6.6(a).
“Indemnified Party” shall have the meaning set forth in Section 12.6(a).
“Indemnified Taxes” shall mean (i) all Taxes of the Company Members for the Pre-Closing Tax Period, excluding any Taxes related to or arising from the Specified Matters, and (ii) all Taxes of any member (other than a Company Member) of an affiliated, combined or unitary group of which any Company Member was a member prior to the Closing pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Legal Requirement; provided that items (i) and (ii) shall not include any Taxes taken into account in the calculation of the Final Adjusted Purchase Price, any Taxes arising from an election filed by Buyer or its Affiliates, or any Taxes arising from a transaction outside the ordinary course of business after the Closing. In the case of any Straddle Period, the determination of the amount of any Taxes allocable to the Pre-Closing Tax Period shall be: (x) in the case of Property Taxes, determined by multiplying the amount of such Tax for the entire taxable period by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period, and (y) in the case of all other Taxes, determined on a “closing of the books basis” by assuming that the books of the Company Members were closed at the close of the Closing Date.
“Indemnifying Party” shall have the meaning set forth in Section 12.6(a).
“Indemnity Escrow Account” shall have the meaning set forth in Section 2.3(b)(iv)(b).
“Indemnity Escrow Amount” shall mean $1,400,000.
“Indemnity Escrow Funds” shall mean any remaining balance of the Indemnity Escrow Amount from time to time.
“Information Privacy Laws” shall have the meaning set forth in Section 3.7(k).
“Information Security Laws” shall have the meaning set forth in Section 3.7(l).
“Initial Closing Statement” shall have the meaning set forth in Section 2.2(b).
“Intellectual Property” means Intellectual Property Rights and Technology, collectively.
“Intellectual Property Licenses” means (i) any written grant by the Company to any Person of any license, right, permission, consent or non-assertion relating to or under any Intellectual Property, and (ii) any written grant by any Person to the Company of any license, right, permission, consent or non-assertion relating to or under any Intellectual Property.
“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all: (i) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes and extensions of any of the foregoing (collectively, “Patents”); (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business

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identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing, (collectively, “Marks”); (iii) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (iv) trade secrets, know-how and confidential and proprietary information (collectively, “Trade Secrets”); (v) rights in or to Software or other Technology; and (vi) any other intellectual or proprietary rights protectable by any Legal Requirements anywhere in the world.
“Interim Financial Statements” shall have the meaning set forth in Section 3.14(a).
“Inventory” means the goods (semi-finished goods, finished goods, or residual goods), merchandise, supplies, works in process and raw materials, including any of the foregoing owned by the Company or any of its Subsidiaries but in the possession of Persons other than the Company or any of its Subsidiaries for the benefit of, or pursuant to instructions of, the Company or any of its Subsidiaries.
“IRS” shall mean the United States Internal Revenue Service.
“Key Employees” shall mean each of Bryan Kranik, Joseph Licata, Christopher Mellem, and Jeffrey Novak.
“Knowledge”, whether such term is capitalized or not, (i) of the Company, with respect to any fact or matter in question, shall mean the actual knowledge, after reasonable inquiry of direct reports to such persons who would reasonably be expected to have actual knowledge of the subject matter, of any of Bryan Kranik, Joe Licata, Kit Mellem, Jeff Novak or Christian Orawetz, and (ii) of Buyer or any Seller, with respect to any fact or matter in question, shall mean all facts that are actually known by such party, and to the extent such party is an entity, are actually known by an officer or director of such party or its general partner or managing member, in each case, without any duty to investigate or conduct independent inquiry (provided that the knowledge of a particular Seller, in its, his or her capacity as such, shall not be imputed to another Seller, in its, his or her capacity as such).
“Legal Requirements” shall mean any and all applicable federal, state, local, municipal, provincial, territorial, national, foreign or other civil or criminal law, common law, statute, legislation, ordinance, constitution, directive, resolution, ordinance, code, edict, decree, Order (including executive orders), code, treaty, convention, rule, directive, requirement, determination, decision, judgment, injunction, writ, regulation or ruling enacted, adopted, promulgated, implemented, issued, passed, approved or otherwise put into effect by or under the authority of any Governmental Authority.
“Liabilities” shall mean with respect to any Person, any liability of such Person of any kind, whether absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, matured or un-matured, fixed, disputed, liquidated or executory, in each case to the extent required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.
“Liens” shall mean any mortgage, license, charge, interest, pledge, claim, lien, encumbrance, option, security interest, restriction on the right to sell, transfer or dispose (and in the case of securities, vote) or

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other adverse claim of any kind or nature whatsoever (whether arising by contract or by operation of law and whether voluntary or involuntary).
“Listed Company Contracts” shall have the meaning set forth in Section 3.9(a).
“Material Adverse Effect” shall mean any change, occurrence, event, fact, circumstance or effect that, either alone or in combination with any other changes, occurrences, events, facts, circumstances or effects, has had or could reasonably be expected to have a materially adverse effect on (i) the business, operations, condition (financial or other), properties or assets, prospects or results of operations of the Company and its Subsidiaries, taken as a whole, or the Company’s ability to perform its obligations hereunder; provided, however, that no change or effect arising from or attributable or relating to any of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) economic conditions generally affecting the industries in which the Company operates or participates; (i) compliance by the Company with the terms of, or the taking of any action by the Company required by, this Agreement (including the public announcement of the transactions contemplated by this Agreement); (i) any breach by Buyer of this Agreement or the Confidentiality Agreement; (i) the taking of any action by Buyer or any of Buyer’s Affiliates (other than to enforce their rights under this Agreement); (i) any change in GAAP or in accounting standards, or applicable laws (or interpretation thereof); (i) any acts of God, calamities, acts of war, terrorism or military action or the escalation thereof; (i) any action taken, or failure to take any action, or such other change or event, in each case to which Buyer has consented; or (i) any failure, in and of itself, by the Company to meet any projections, forecasts, or revenue or earnings predictions for any period (it being understood that the facts and circumstances, if any, giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect); provided further, however, that in the case of clauses (a), (e) and (f), only to the extent that such change or effect does not disproportionately impact the Company compared to other participants in the industries in which the Company operates or participates; or (ii) the ability of the Company to perform its material obligations under this Agreement and to consummate the transactions contemplated hereby on a timely basis.
“Merger” shall have the meaning set forth in Section 2.1(a).
“Merger Sub” shall have the meaning set forth in the Preamble.
“Net Working Capital” shall mean the amount (which may be a negative number) equal to (i) the current assets of the Company Members, minus (ii) the current liabilities of the Company Members, in each case as of the Adjustment Time and determined in accordance with the methodologies set forth in the Net Working Capital Schedule and GAAP and the calculation of the Target Net Working Capital Amount; provided that in an event of a conflict or inconsistency between the methodologies in the Net Working Capital Schedule and GAAP, the Net Working Capital Schedule shall govern in all respects; provided further, that Net Working Capital shall be adjusted as follows: (i) Net Working Capital shall not include, and shall be calculated without taking into account the effect of (a) any Seller Transaction Expenses, (b) any Cash, (c) any deferred Tax assets or deferred tax liabilities, (d) any liability relating to the Specified Matters, (e) any Indebtedness, and (f) the Closing Bonus Payments, and (ii) Net Working Capital shall include and be calculated taking into account an accrual for the Base Target Bonus Program.

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“Net Working Capital Schedule” shall mean the policies, conventions, methodologies and procedures related to Net Working Capital described on Annex 4 hereto.
“Non-Party Affiliate” shall have the meaning set forth in Section 15.12.
“Notice” shall have the meaning set forth in Section 12.6(a).
“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company or any of the Company Subsidiaries on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $50,000 per license, or an ongoing licensee fee of less than $20,000 per year.
“Order” means any writ, judgment, edict, decree, injunction, ruling, pronouncement, order, determination or other binding obligation of any Governmental Authority (whether preliminary or final).
“Ordinary Course of Business” shall mean the ordinary and usual course of day-to-day operations of the business of the Company Members through the date hereof consistent with past customs or practices.
“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. § 600, et seq., or any similar state or local Legal Requirement.
“Partners” shall have the meaning set forth in Section 3.23(a).
“Payment Allocation Certificate” shall have the meaning set forth in Section 2.2(d).
“Permits” shall mean all permits, approvals, concessions, grants, franchises, licenses, identification numbers and other authorizations and approval of or by any Governmental Authority.
“Permitted Liens” shall mean (i) statutory Liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) statutory Liens of landlords, (iii) statutory Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business and not yet delinquent or due or payable, or are being contested in good faith through appropriate proceedings, (iv) those other Liens listed on Annex 1 to this Agreement, (v) with respect to real property, Liens and easements due to zoning and subdivision laws and regulations which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the business of any Company Member, (vi) with respect to real property, reservations, restrictions, easements, limitations, conditions and other Liens of public record that do not materially interfere with any Company Member’s present or anticipated uses or occupancy of such real property and that do not include any financial obligations, (vii) non-exclusive licenses to Intellectual Property, and (viii) Liens that will be terminated or released at the Closing in connection with the repayment of Closing Indebtedness at the Closing.
“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

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“Personal Information” means all information regarding or associated directly with an individual consumer, including (i) information that identifies, could reasonably be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number) and, to the extent identifying, reasonably capable of use for identification, or otherwise being identifiable with an individual, any medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, (ii) any data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed), and (iii) Internet Protocol addresses or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.
“Personal Property Leases” shall have the meaning set forth in Section 3.13.
“Pre-Closing Tax Period” means taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Preferred Units” has the meaning set forth in the Recitals.
“Privacy Policies” shall have the meaning set forth in Section 3.7(k).
“Pro Rata Share” shall mean, as to any Seller, the amount for such Seller calculated, from time to time, in accordance with the Payment Allocation Certificate.
“Profits Interest Units” has the meaning set forth in the Recitals.
“Property Taxes” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.
“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating distributed with or derived from such Public Software (i) be made available or distributed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable at no or a nominal charge, including Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Standards License (SISL); (7) the BSD License; and (8) the Apache License.
“Purchase Price” means an amount equal to $280,000,000.
“Purchase Price Allocation” shall have the meaning set forth in Section 13.9.

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“Put/Call Agreement” means the Put/Call Agreement, substantially in the form attached hereto as Exhibit E.
“Real Property Leases” shall have the meaning set forth in Section 3.12.
“Recent Balance Sheet” means the balance sheet of the Company included in the Interim Financial Statements.
“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.
“Related Party” shall mean any present officer, director or member of the Company or any Affiliate of the Company.
“Related Party Agreements” shall mean the Promissory Note, dated as of February 6, 2015, by and between the Company and BAS NewCo, LLC.
“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance or pollutant or contaminant).
“Representatives” shall mean with respect to any Person its respective directors, members of its board of managers, officers, employees, agents, advisors, affiliates and representatives (including attorneys, accountants, consultants, bankers and financial advisors).
“Resolution Event” shall have the meaning given to such term in Annex 6.
“Retained Units” shall have the meaning set forth in the Recitals.
“Rollover Holders” shall have the meaning set forth in the Recitals.
“Rollover Value” shall mean the aggregate value of the Retained Units, as set forth on Schedule 1.1.
“RSM” shall have the meaning set forth in Section 2.2(f).
“RWI Policy” means a transaction representations and warranties insurance policy acquired by Buyer, the terms of which are to the reasonable satisfaction of the Sellers, to be dated as of the Closing Date, issued by AIG Specialty Insurance Company and in substantially the form attached hereto as Exhibit F. The RWI Policy shall provide that the insurer(s) thereunder shall have no right, and waives any right, of subrogation, contribution or otherwise against any Seller Indemnified Party (including any former, current, or future Representative of any of the foregoing) based upon, arising out of, or in any way connected to this Agreement, this transaction, or the RWI Policy, except for any payment under the RWI Policy resulting from such Person’s Fraud (which, for the avoidance of doubt, shall not be imputed to any other Person). The Seller Indemnified Parties shall be intended third party beneficiaries under the policy of the immediately preceding provision. Buyer and its Affiliates shall not amend, waive, modify or otherwise revise the RWI

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Policy in any manner that could reasonably expected to adversely affect any Seller Indemnified Party without the consent of the Seller Representative, such consent not to be unreasonably withheld, conditioned or delayed.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
“Seller” and “Sellers” shall have the meaning set forth in the Preamble.
“Seller Group” shall have the meaning set forth in Section 6.9.
“Seller Indemnified Party” shall have the meaning set forth in Section 12.4(a).
“Seller Indemnifying Party” or “Seller Indemnifying Parties” shall have the meaning set forth in Section 12.3.
“Seller Proceedings” shall have the meaning set forth in Section 13.5.
“Seller Representative” shall have the meaning set forth in Section 14.1(a).
“Seller Returns” shall have the meaning set forth in Section 13.6(a).
“Seller Transaction Expenses” shall mean, without duplication, and to the extent unpaid as of the Closing Date, (i) the fees and disbursements payable to investment bankers, brokers, financial advisors and finders engaged by the Company Members or Sellers, including those payable to Lincoln International LLC referenced in Section 3.23 of the Disclosure Schedule; (ii) the fees and disbursements payable to Latham & Watkins LLP, legal counsel to the Company; (iii) any change-in-control payments, severance, retention, bonus or similar compensatory amounts payable, or that become payable, by any Company Member solely as a direct result of the consummation of the transactions contemplated hereby (i.e., “single trigger” severance) to or any accelerated benefits payable to, any officer, director, employee, or consultant of the Company Members, specifically including the Closing Bonus Payments, and including $485,327.18 as an amount negotiated by the parties to approximate that amount that may be payable in respect of the Excess Bonus Program for the Company’s 2018 fiscal year for employees other than the Key Employees, together with the employer portion of any payroll, medical, social security, unemployment or similar Taxes related to the payment of such bonuses or benefits to employees; (iv) all other fees, disbursements, reimbursements, commissions, expenses or costs, in each case payable or incurred by the Company Members or Sellers in connection with the negotiation, preparation, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (v) fifty percent (50%) of the premium, taxes, underwriting fees, and broker fees incurred with respect to the RWI Policy (excluding, for the avoidance of doubt, any legal fees, costs and expenses (other than the insurer’s underwriting fee)). For the avoidance of doubt, Seller Transaction Expenses shall not include amounts relating to or arising from the Specified Matters or any amounts included in Net Working Capital or Indebtedness.
“Software” shall mean any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable

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or otherwise; (iii) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.
“Solvent” shall have the meaning set forth in Section 5.7(b).
“Special Escrow Account” shall have the meaning set forth in Section 2.3(b)(iv)(c).
“Special Escrow Amount” shall mean $4,000,000.
“Special Escrow Funds” shall mean any remaining balance in the Special Escrow Account from time to time.
“Specified Matters” shall have the meaning given to such term in Annex 6.
“Straddle Period” shall mean any taxable period beginning on or before and ending after the Closing Date.
“Straddle Proceedings” shall have the meaning set forth in Section 13.5.
“Subsidiary” shall mean any Person of which the Company (either alone or through or together with any other Subsidiary) (i) owns or has rights to acquire, directly or indirectly, more than fifty percent (50%) of the equity interests, or (ii) has the power to vote or direct the voting of sufficient securities or other equity interests to elect a majority of the board of directors or other governing body of such Person.
“Surviving Company” shall have the meaning set forth in Section 2.1(a).
“Target Net Working Capital Amount” shall mean ($4,846,000), a negative number.
“Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, and other governmental charges in the nature of a tax, including gross receipts, income, profits, gain, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, alternative minimum, estimated, stamp, excise and property taxes, together with all interest, penalties and additions imposed by a Governmental Authority with respect to such amounts, whether disputed or not, and including Taxes imposed under Law as a result of being a transferee or successor of another person or as a result of being a member of an affiliated, consolidated, unitary or combined group pursuant to Treasury Regulation Section 1.1502-6 or analogous state, local or foreign Legal Requirements. Grammatical variations of the term “Tax”, such as “Taxable” or “Taxing”, shall have correlative meanings.
“Tax Proceeding” shall have the meaning set forth in Section 13.5.
“Tax Return” shall mean any return, report, claim for refund, information return, statement, or other document filed or required to be filed with a Governmental Authority with respect to Taxes (including any schedules or attachments thereto, and any amendment thereof).

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“Technology” means, collectively, all Software, designs, websites, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.
“Third-Party Claim” shall have the meaning set forth in Section 12.6(a).
“Top Customers” shall have the meaning set forth in Section 3.22(a).
“Top Suppliers” shall have the meaning set forth in Section 3.21(a).
“Transfer Taxes” shall mean all sales, use, transfer, recording, value added, documentary, registration, conveyance, stamp, deed or similar Taxes arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.
“Units” has the meaning set forth in the Recitals.
“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.. or any similar state or local Legal Requirement.
1.2    Interpretation. For purposes of this Agreement, the following rules of interpretation apply:
(a)    Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.
(b)    Calculation of Time Period. Except as otherwise provided herein, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If any period is to be measured in Business Days and the last day of such period is not a Business Day, the period in question ends on the next succeeding Business Day.
(c)    Currency. Any reference in this Agreement to $ means U.S. dollars.
(d)    Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any “Annex,” “Section,” “Schedule” or “Exhibit” are to the corresponding Annex, Section, Schedule or Exhibit of this Agreement.
(e)    Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event any ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring

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any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.
(f)    Counterparts. This Agreement may be executed in two (2) or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.
(g)    Facsimile. The exchange of signature pages to this Agreement (in counterparts or otherwise) by facsimile transmission, .pdf scan or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.
(h)    Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:
(i)    Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(ii)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(iii)    License. The word “license” (regardless of the tense when used as a verb or single or plural form when used as a noun) shall include the term “sublicense” (and its corresponding forms) and vice versa.
(iv)    Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not merely to a particular term or provision of this Agreement or subdivision in which such words appear unless the context otherwise requires.
(v)    Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(vi)    Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the specific subject matter of such representation, (B) such item is otherwise specifically set forth on the balance sheet or financial statements, or (C) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

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(vii)    Threatened. The word “threatened” or any variation thereof, unless otherwise described in the context in which it appears, means “threatened verbally or in writing”.
SECTION 2
MERGER AND CONSIDERATION
2.1    Merger and Purchase Price.
(a)    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall merge with and into the Company, whereupon separate existence of Merger Sub shall cease, and the Company shall be the surviving limited liability company (the “Merger”). The Company, as the surviving limited liability company after the Merger, is sometimes referred to herein as the “Surviving Company”. From and after the Effective Time, the Surviving Company shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of each of the Company and the Merger Sub, all as provided under Delaware Law.
(b)    Effective Time. At the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of Staste of the State of Delaware in accordance with the applicable provisions of Delaware Law. The time of the filing and acceptance by the Secretary of State of the State of Delaware, or such other time as may be agreed in writing by Buyer and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”.
(c)    Organizational Documents of the Surviving Company. As of the Effective Time, (i) the certificate of formation of the Company then in effect shall be the certificate of formation of the Surviving Company until amended in accordance with applicable Law, and (ii) the limited liability company agreement of the Surviving Company shall be amended and restated in the form of the Fifth Amended and Restated Company LLCA and, as so amended and restated, shall be the limited liability company agreement of the Surviving Company until amended in accordance with applicable Law.
(d)    Managers and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law (or their earlier resignation or removal), the officers of the Company at the Effective Time shall be the officers of the Surviving Company.
(e)    Effect on Equity Interests of the Constituent Merger Entities. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any further action on the part of the parties hereto:
(i)    all of the Units held by the Sellers (other than the Retained Units) (the “Cancelled Units”) shall be converted into the right to receive such Seller’s portion of (A) the Adjusted Purchase Price, (B) the Adjustment Escrow Amount, (C) the Indemnity Escrow Amount, (D) the Special Escrow Amount, and (E) the Advance Amount, in each case as set forth in the Payment Allocation Certificate (as defined below) and payable to the Sellers in accordance with the terms of this Agreement;

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(ii)    each Retained Unit held by BAS Management Pool immediately prior to the Effective Time shall be converted into and become one Preferred Unit (as defined in the Fifth Amended and Restated Company LLCA) of the Surviving Company; and
(iii)    each unit of the Merger Sub’s equity interests held by Buyer immediately prior to the Effective Time shall be converted into and become one Preferred Unit (as defined in the Fifth Amended and Restated Company LLCA) of the Surviving Company.
2.2    Purchase Price; Adjustments.
(a)    Purchase Price Payable at Closing. Subject to the terms and conditions set forth in this Agreement, the aggregate consideration payable by Buyer to Sellers at the Closing for the Cancelled Units shall be an amount (the “Adjusted Purchase Price”) in cash (subject to adjustment pursuant to Section 2.2(e)), equal to:
(i)    the Purchase Price; minus
(ii)    the Rollover Value; plus
(iii)    the Estimated Net Working Capital Surplus, if any; plus
(iv)    the Estimated Closing Cash; minus
(v)    the Estimated Closing Indebtedness; minus
(vi)    the Estimated Seller Transaction Expenses; minus
(vii)    the Advance Amount; minus
(viii)    the Adjustment Escrow Amount; minus
(ix)    the Indemnity Escrow Amount; minus
(x)    the Special Escrow Amount; and minus
(xi)    the Estimated Net Working Capital Deficiency, if any.
The Adjusted Purchase Price shall be allocated among the Sellers in accordance with the Payment Allocation Certificate.
(b)    Initial Closing Statement. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a certificate (the “Initial Closing Statement”) of the Company signed by an officer of the Company certifying as to the accuracy and completeness (and in the case of an estimate, the completeness and good faith nature of such estimate and providing an illustration of the calculation), in each case as of the Adjustment Time, of:

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(i)    the estimated Net Working Capital (the “Estimated Net Working Capital”) (prepared in accordance with the Net Working Capital Schedule), and any Estimated Net Working Capital Surplus or Estimated Net Working Capital Deficiency, as the case may be, together with a description and the amount of each element thereof;
(ii)    the estimated Closing Indebtedness (the “Estimated Closing Indebtedness”) (prepared in accordance with the Indebtedness Schedule), together with a description and the amount of each element thereof;
(iii)    the estimated Closing Cash (“Estimated Closing Cash”), together with a description and the amount of each element thereof;
(iv)    the estimated Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”), together with a description and the amount of each element thereof;
(v)    the Company’s calculation of the Adjusted Purchase Price, together with a description and the amount of each element thereof; and
(vi)    the amount of the Adjusted Purchase Price to be paid to each Seller at Closing in accordance with the Payment Allocation Certificate.
The Initial Closing Statement shall be subject to Buyer’s review and approval, which shall not be unreasonably withheld, conditioned or delayed, provided, however, that in the event that Buyer’s approval is not received prior to the Closing, and all of the other conditions to Buyer’s obligation to implement the Closing contained herein have otherwise been satisfied or waived, Buyer shall be deemed to have approved the Initial Closing Statement initially delivered by the Company for all purposes of this Agreement and the Closing shall not be delayed or otherwise affected thereby.
(c)    The Initial Closing Statement, when approved by Buyer or otherwise deemed final, shall be deemed the definitive calculation of each Seller’s share of the Adjusted Purchase Price payable at Closing, and shall be used for purposes of determining amounts payable pursuant to Section 2.3(b). Attached hereto as Annex 2 is a form of the Initial Closing Statement, which form provides an illustration of the matters and calculations to be set forth on the Initial Closing Statement and has been prepared as though the Closing were taking place on the date of this Agreement.
(d)    Payment Allocation Certificate. Contemporaneous with the delivery of the Initial Closing Statement, the Seller Representative shall deliver to Buyer a certificate setting forth the Company’s determination of the allocation of the Adjusted Purchase Price among the Sellers (the “Payment Allocation Certificate”) and setting forth, for each Seller:
(i)    such Seller’s name, address and email address;
(ii)    the number of Preferred Units held by such Seller as of immediately prior to the Closing;

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(iii)    the number of Common Units held by such Seller as of immediately prior to the Closing;
(iv)    the number of Profits Interest Units held by such Seller as of immediately prior to the Closing;
(v)    with respect to each Profits Interest Unit held by such Seller, the date of grant of such Profits Interest Unit and the distribution threshold applicable to such Profits Interest Unit;
(vi)    the portion of the applicable payment of the Adjusted Purchase Price, expressed as a Dollar amount and as a percentage, attributable to such Seller before any Tax withholdings (which amount will be calculated in accordance with the provisions of the Company Organizational Documents in effect immediately prior to the Closing, Law, and the terms and conditions of this Agreement) in respect of each of (1) such Common Units, (2) such Preferred Units, and (3) such Profits Interest Units; provided, that with respect to each such amount, Buyer, Parent or any of its Affiliates, the Company, the Escrow Agent, the Seller Representative, or any other party required to make a payment under this Agreement, will be entitled to withhold Taxes in accordance with Section 2.2(h);
(vii)    the portion of the Adjustment Escrow Amount, deposited with the Escrow Agent, expressed as a Dollar amount and as a percentage, attributable to each Seller consistent with the manner described in clause (vi) above;
(viii)    the portion of the Indemnity Escrow Amount, deposited with the Escrow Agent, expressed as a Dollar amount and as a percentage, attributable to each Seller consistent with the manner described in clause (vi) above;
(ix)    the portion of the Special Escrow Amount, deposited with the Escrow Agent, expressed as a Dollar amount and as a percentage, attributable to each Seller consistent with the manner described in clause (vi) above; and
(x)    the portion of the Advance Amount, deposited with the Seller Representative, expressed as a Dollar amount and as a percentage, attributable to each Seller consistent with the manner described in clause (vi) above.
(e)    Final Post-Closing Adjustment to Purchase Price.
(i)    As promptly as practicable, but in no event later than sixty (60) days following the Closing Date, Buyer shall (and Parent shall cause Buyer to) (A) prepare and deliver to the Seller Representative a statement (the “Closing Date Schedule”), setting forth in reasonable detail (x) Buyer’s calculation of, in each case as of the Adjustment Time, Closing Indebtedness (prepared in accordance with the Indebtedness Schedule), Closing Cash, Seller Transaction Expenses, and Net Working Capital (the “Closing Net Working Capital”) (in each case, prepared in accordance with the Net Working Capital Schedule and GAAP, provided that in the event of a conflict between the

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Net Working Capital Schedule and GAAP, the Net Working Capital Schedule shall prevail), and (y) Buyer’s calculation of the Final Adjusted Purchase Price, and (B) deliver to the Seller Representative a certificate of Buyer executed on its behalf by an officer of Buyer confirming that the Closing Date Schedule was prepared in good faith and in accordance with the Net Working Capital Schedule, the Indebtedness Schedule and GAAP; provided that in the event of a conflict between the Net Working Capital Schedule and GAAP, the Net Working Capital Schedule shall prevail. The Closing Date Schedule will entirely disregard (i) any and all purchase accounting effects on the assets or liabilities of the Company as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby (except to the extent set forth in the definitions of the terms Net Working Capital, Closing Cash, Closing Indebtedness and Seller Transaction Expenses), and (ii) any of the plans, transactions, or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company or their business or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities. Following the Closing, Buyer shall provide the Seller Representative and its representatives timely reasonable access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company Members relating to the preparation of the Closing Date Schedule and shall cause the personnel of the Company Members to reasonably cooperate with the Seller Representative in connection with its review of the Closing Date Schedule.
(ii)    The Seller Representative may dispute any amounts reflected on the Closing Date Schedule by notifying Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute and the Seller Representative’s proposed adjustment, within thirty (30) days of Buyer’s delivery to the Seller Representative of the Closing Date Schedule. If the Seller Representative delivers a notice of disagreement within such thirty (30) day period, the Seller Representative and Buyer shall, during the thirty (30) days following such delivery (or such longer period as they may mutually agree), each use reasonable best efforts to reach agreement on the disputed items or amounts in order to finally determine the amounts set forth on the Closing Date Schedule. If the Seller Representative and Buyer are unable to reach agreement concerning any items on the Closing Date Schedule during such thirty (30) day period, they shall promptly thereafter submit the dispute to the Accounting Arbitrator for resolution pursuant to Section 2.2(f).
(iii)    The amounts set forth on the Closing Date Schedule shall be deemed conclusively determined for purposes of this Agreement upon the earlier to occur of (A) the failure of the Seller Representative to notify Buyer of a dispute within thirty (30) days of Buyer’s delivery of the Closing Date Schedule as set forth in Section 2.2(e)(ii) above, (B) the mutual written resolution of all disputes pursuant to Section 2.2(e)(ii) by Buyer and the Seller Representative, and (C) the resolution of all disputes by the Accounting Arbitrator pursuant to Section 2.2(f).
(f)    Adjustment Dispute Resolution. If the Seller Representative and Buyer are unable to reach agreement concerning the Closing Date Schedule pursuant to Section 2.2(e)(ii), they shall submit such dispute

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to RSM US LLP, (“RSM”) or, if RSM is not willing or is unable to accept such engagement, an independent accounting or financial consulting firm of recognized national standing mutually selected by Buyer and the Seller Representative (the “Accounting Arbitrator”) (provided that if Buyer and the Seller Representative are unable to select an Accounting Arbitrator within ten (10) days after receiving notice that RSM is not willing or is unable to accept such engagement, then each shall select a nationally recognized accounting or financial consulting firm, which firms will jointly select a third nationally recognized independent accounting or financial consulting firm which shall act as the Accounting Arbitrator), for resolution pursuant to this Section 2.2(f) and instruct the Accounting Arbitrator to review the disputed items or amounts for the purpose of final determination of the amounts set forth on the Closing Date Schedule provided, that the Accounting Arbitrator shall rely on the methodologies set forth in the Net Working Capital Schedule, the Indebtedness Schedule and GAAP (provided that in the event of a conflict between the Net Working Capital Schedule and GAAP, the Net Working Capital Schedule shall prevail). In making such determination and calculations, the Accounting Arbitrator shall consider only those items or amounts on the Closing Date Schedule as to which the Seller Representative has disagreed with in writing. Each of Buyer and the Seller Representative shall promptly provide their assertions regarding the disputed amounts concerning the Closing Date Schedule pursuant to Section 2.2(e)(ii) in writing to the Accounting Arbitrator and to each other. The Accounting Arbitrator shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the parties hereto agree should not be later than thirty (30) days after submission of the dispute) and issue a report setting forth the Accounting Arbitrator’s calculation of the disputed amounts (which calculation shall be within the range of dispute in respect of each disputed item between the amounts set forth on the Closing Date Schedule and the notice of dispute delivered in accordance with Section 2.2(e)(ii)). The Accounting Arbitrator shall base its determination solely on the written submissions of the parties and shall not conduct an independent investigation. Such report shall be final and binding upon the Seller Representative, Sellers and Buyer and the resulting Closing Date Schedule and amounts set forth thereon shall be final for all purposes of this Agreement. Buyer, on the one hand, and the Seller Representative on behalf of Sellers, on the other hand, shall each pay their own fees and expenses. The fees, costs and expenses of the Accounting Arbitrator shall be allocated to and borne by Buyer and the Seller Representative, on behalf of Sellers, based on the inverse of the percentage that the Accounting Arbitrator determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Arbitrator. For example, should the items in dispute total in amount to one thousand dollars ($1,000) and the Accounting Arbitrator awards six hundred dollars ($600) in favor of the Seller Representative’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by the Seller Representative, on behalf of Sellers.
(g)    Final Adjusted Purchase Price; Payment Upon Final Determination of Adjustments.
(i)    Following the final determination of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Seller Transaction Expenses in accordance with this Section 2.2, the Adjusted Purchase Price shall be recalculated, using such Closing Net Working Capital, Closing Cash, Closing Indebtedness and Seller Transaction Expenses in lieu of the Estimated Net Working Capital, Estimated Closing Cash, Estimated Closing Indebtedness and Estimated Seller Transaction Expenses (such adjusted amount, the “Final Adjusted Purchase Price”). In the event that the Final Adjusted Purchase Price is less than the Adjusted Purchase Price then the Seller Representative and

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Buyer shall promptly after the Final Adjusted Purchase Price is finally determined in accordance with this Section 2.2, issue joint written instructions to the Escrow Agent instructing the Escrow Agent to (x) release the amount of such deficiency to Buyer first from the Adjustment Escrow Funds and then, if necessary, from the Indemnity Escrow Funds, and (y) release all remaining Adjustment Escrow Funds, if any, to the Seller Representative or its designee(s) as and when directed by the Seller Representative.
(ii)    If the Final Adjusted Purchase Price, as finally determined in accordance with this Section 2.2, is more than the Adjusted Purchase Price, then (x) Buyer shall, no later than five (5) Business Days after the Final Adjusted Purchase Price is finally determined in accordance with this Section 2.2, cause to be paid to Sellers an amount equal to such excess by delivery of immediately available funds in accordance with payment instructions (which shall include the allocation of such amount among the Sellers) provided in writing by the Seller Representative to Buyer, and (y) Buyer and the Seller Representative shall, promptly after the Final Adjusted Purchase Price is finally determined in accordance with this Section 2.2 issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release all Adjustment Escrow Funds to the Sellers as and when directed by the Seller Representative.
(iii)    If the Final Adjusted Purchase Price equals the Adjusted Purchase Price, then the Seller Representative and Buyer shall, promptly after the Final Adjusted Purchase Price is finally determined in accordance with this Section 2.2, issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release all of the Adjustment Escrow Funds to the Sellers as and when directed by the Seller Representative. Any payments made to any party pursuant to this Section 2.2(g) shall constitute an adjustment of the Adjusted Purchase Price for Tax purposes and shall be treated as such by Buyer and Sellers on their Tax Returns to the greatest extent permitted by the applicable Legal Requirements.
(h)    Withholding Rights; Deductions from Purchase Price. Each of the Company, Buyer and the Escrow Agent (and any of their respective paying agents) shall be entitled to deduct and withhold from any payment to any Person under this Agreement such amounts as any of them is required under applicable Legal Requirements to deduct and withhold with respect to such payments. Before making any such deduction or withholding, the Company, Buyer, or the Escrow Agent, as the case may be, shall provide any Person on behalf of which such deduction or withholding is proposed to be made advance written notice of the intention to make such deduction or withholding, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding, and the Company, Buyer, and the Escrow Agent will cooperate with any reasonable request from such Person to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld or deducted and timely paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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2.3    Closing.
(a)    Time and Place. The closing of the Merger (the “Closing”), shall take place at the offices of Latham & Watkins LLP, 200 Clarendon Street, 27th Floor, Boston, Massachusetts 02116 at 10:00 a.m., eastern time, as soon as reasonably practicable (and in no event later than three (3) Business Days) after the date of the satisfaction or, to the extent permitted, waiver of each of the conditions set forth in Section 7, Section 8 and Section 9 hereof (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver (in writing by the party having the benefit of such condition) of those conditions at such time) or at such other time and place as the parties shall otherwise mutually agree (the “Closing Date”), provided, that in no event shall the Closing occur prior to October 1, 2018. Subject to the provisions of Section 11, the failure to consummate the Closing on the date and time and at the place determined pursuant to this Section 2.3(a) shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement.
(b)    Transactions at the Closing.
(i)    Payment of Closing Indebtedness; Transaction Expenses. At the Closing, subject to the terms and conditions hereof, Buyer, on behalf of the Company, shall pay or cause to be paid, (A) all Estimated Closing Indebtedness evidenced on the Initial Closing Statement that Buyer and the Seller Representative mutually agree shall be repaid, and (B) the Estimated Seller Transaction Expenses identified on the Initial Closing Statement, in each case to the respective debtholders, vendors or other Persons and in the respective amounts set forth on the Initial Closing Statement.
(ii)    Payment of Adjusted Purchase Price to Sellers. At the Closing, subject to the terms and conditions hereof, Buyer shall pay or cause to be paid to each Seller, severally and not jointly, such Seller’s respective share of the Adjusted Purchase Price (such share being set forth on the Initial Closing Statement), in respect of the Cancelled Units being cancelled in connection with the Merger.
(iii)    Payment of Advance Amount to the Seller Representative. At the Closing, subject to the terms and conditions hereof, Buyer shall pay or cause to be paid the Advance Amount to the Seller Representative, as provided in Section 14.1(f) below.
(iv)    Escrows. At the Closing, subject to the terms and conditions hereof, Buyer shall pay or cause to be paid to PNC Bank, a national banking association, as escrow agent (the “Escrow Agent”):
(a)    cash in an amount equal to the Adjustment Escrow Amount for deposit into an escrow account (the “Adjustment Escrow Account”), to be held and administered pursuant to the terms and provisions of the escrow agreement substantially in the form attached as Exhibit A hereto (the “Escrow Agreement”), and which Adjustment Escrow Amount shall be (1) established solely to provide a source of payment in connection with the post-closing adjustment to the purchase price pursuant to Section 2.2(e) hereof, and (2) held by the Escrow Agent until it is released pursuant to Section 2.2(g) hereof and the Escrow Agreement;

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(b)    cash in an amount equal to the Indemnity Escrow Amount for deposit into an escrow account (the “Indemnity Escrow Account”), to be held and administered pursuant to the terms and provisions of the Escrow Agreement and which Indemnity Escrow Amount shall be (1) established solely to (A) provide a source of payment in connection with the post-closing adjustment to the purchase price pursuant to Section 2.2(e) hereof, and (B) secure the rights of Buyer Indemnified Parties to indemnification hereunder, and (2) held by the Escrow Agent in escrow from the Closing Date until the twelve (12) month anniversary of the Closing Date, at which time the balance of the Indemnity Escrow Amount remaining in the Indemnity Escrow Account which is not subject to an outstanding claim shall be disbursed to the Sellers in accordance with their Pro Rata Share of such amounts as and when directed by the Seller Representative in accordance with this Agreement and the Escrow Agreement;
(c)    cash in an amount equal to the Special Escrow Amount for deposit into an escrow account (the “Special Escrow Account”), to be held and administered pursuant to the terms and provisions of the Escrow Agreement and which Special Escrow Amount shall be established solely to secure the rights of Buyer Indemnified Parties to indemnification hereunder with respect to the Specified Matters to the extent expressly provided for under this Agreement. The Special Escrow Amount shall be held by the Escrow Agent in escrow from the Closing Date until the occurrence of a Resolution Event, as defined and set forth on Annex 6. If, upon the occurrence of the final Resolution Event, the balance of the Special Escrow Amount is greater than $0, then such balance shall be disbursed to Sellers in accordance with their Pro Rata Share of such amounts as and when directed by the Seller Representative in accordance with this Agreement and the Escrow Agreement; and
(v)    Each such payment made at the Closing pursuant to this Section 2.3(b) shall be made by wire transfer of immediately available funds; provided that the Company shall provide in the Initial Closing Statement delivered to Buyer valid wiring instructions for (i) the recipients of the payments described in Section 2.3(b)(i), (ii) the Seller Representative, (iii) each Seller, and (iv) the Escrow Agent. Upon such payments by Buyer, the Closing shall be deemed to have been effected.
SECTION 3
REPRESENTATIONS AND WARRANTIES REGARDING
THE COMPANY MEMBERS
The Company hereby represents and warrants to Buyer that the statements in this Section 3 are true and correct as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in any case, to the exceptions provided in the disclosure schedule supplied by the Company to Buyer, dated as of the date of this Agreement (the “Disclosure Schedule”).
3.1    Organization and Good Standing; Organizational Documents. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite limited liability company power and authority to own its properties and carry on its business as presently conducted. The Company is duly qualified to transact business and is in good standing under the law of each jurisdiction in which it owns or leases real property and each other

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jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, except where the failure to be so authorized, qualified or in good standing would not constitute a Material Adverse Effect. The Company is not in violation of any term or provision of the Company Organizational Documents.
3.2    Capitalization and Ownership of Units.
(a)    The Company owns, directly or indirectly, all of the issued and outstanding membership interests of each of the Company Subsidiaries. The membership interests in the Company owned by the Sellers constitute all of issued and outstanding Units (or any other membership interests of the Company). No Units (or any other membership interests of the Company) are reserved for issuance, or will be reserved for issuance as of the Closing Date.
(b)    All of the issued and outstanding Units and equity interests of the Subsidiaries have been duly authorized and validly issued in compliance with the Company Member Organizational Documents and all applicable Legal Requirements. Except as set forth in Section 3.2(b) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights), unit appreciation rights, redemption rights, repurchase rights, or agreements or arrangements, calls, commitments or other rights of any kind, orally or in writing, relating to the issuance, sale or redemption of any membership interests or units of the Company Members, or any other securities convertible into or exchangeable for membership interests or units of any Company Member. Except pursuant the Company Member Organizational Documents as of the date hereof, and except as set forth on Section 3.2(b) of the Disclosure Schedule, no Company Member has any obligation to purchase, redeem, or otherwise acquire any such interests or securities. As of the Closing, the relative rights, preferences and other terms relating to each class of equity interests in the Company will be as set forth in the Fifth Amended and Restated Company LLCA, and such rights and preferences will be valid and enforceable under Delaware law.
3.3    Company Subsidiaries. Except for the Company Subsidiaries or as set forth on Section 3.3 of the Disclosure Schedule, the Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Section 3.3 of the Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary. Each Subsidiary has full power and authority to carry on its business as it is currently being conducted. Each Subsidiary is duly qualified or licensed to do business in each jurisdiction where the actions required to be performed by it hereunder make such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not be reasonably likely to have a Material Adverse Effect.
3.4    Authority. The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. All Company action required to be taken by the Board of Managers and the members of the Company in order to authorize the Company to enter into this Agreement and the Ancillary Agreements has been taken or will be taken prior to the Closing, and no other action on the part of the Company is necessary to authorize this Agreement or the Ancillary

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Agreements and the transactions contemplated hereby and thereby. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement and the Ancillary Agreements, the performance of all obligations of the Company under this Agreement and the Ancillary Agreements to be performed as of the Closing has been taken. This Agreement and the Ancillary Agreements, when executed and delivered by the Company (assuming the due authorization, execution and delivery by the other parties thereto), shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or any other Legal Requirements of general application affecting the enforcement of creditors’ rights generally, and as limited by Legal Requirements relating to the availability of specific performance, injunctive relief, or other equitable remedies.
3.5    No Conflict; Consent of Third Parties.
(a)    Assuming the accuracy of the representations made by Buyer in Section 5, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of any Company Member in connection with: (i) the execution and delivery of this Agreement and the other Ancillary Agreements, the compliance by the Company Members with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby and thereby; or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit of any Company Member.
(b)    Neither the execution and delivery by a Company Member of this Agreement or the Ancillary Agreements to which it is a party, the consummation of the transactions contemplated hereby or thereby, nor compliance by such Company Member with any of the provisions hereof or thereof will conflict with, contravene, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination or cancellation under any provision of, cause the creation of any Lien under, or give rise to or accelerate any obligation of such Company Member to make any payment under any provision of: (i) the Company Member Organizational Documents; (ii) any Listed Company Contract or any Permit by which any of the properties or assets of such Company Member are bound; or (iii) any Legal Requirements applicable to such Company Member or any of the properties or assets of such Company Member.
3.6    Litigation, etc. There is no Action pending against the Company Members or threatened against the Company Members nor to the Company’s Knowledge pending or threatened in writing against any of the Company Members’ present or former members, officers, managers, employees, consultants or independent contractors (in each case, acting in their capacity as such), nor, to the Company’s Knowledge, has there occurred any event nor does there exist any condition that could reasonably be expected to serve as the basis for any such Action. Neither the Company Members nor, to the Company’s Knowledge, any of their respective members, officers, managers, employees, consultants or independent contractors is a party to, or is named as subject to, the provisions of any Order (in the case of officers, managers, employees, consultants or independent contractors, such as would affect the Company Members or the transactions contemplated hereby and or by the Ancillary Agreements). There is no Action by any Company Member pending or which any Company Member currently intends to initiate. Section 3.6 of the Disclosure Schedule

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includes a description of all Actions involving any Company Members, or any of the Company Members’ members, officers, managers, employees, consultants or independent contractors (in each case, acting in their capacity as such), in connection with the business of any Company Members occurring, arising or existing since February 2, 2015.
3.7    Intellectual Property.
(a)    Section 3.7(a) of the Disclosure Schedule sets forth a true and correct list of (i) all currently issued or pending Company Registered Intellectual Property, and (ii) material unregistered Marks owned by the Company or any of the Company Subsidiaries. Section 3.7(a) of the Disclosure Schedule lists, for each item of Company Registered Intellectual Property (A) the record owner of such item, and, if different from the record owner, the beneficial owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item, and (D) the issuance, registration or application number, as applicable, for such item. No individual unregistered Copyright is material to the business of the Company.
(b)    As of the date of this Agreement, all necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant Governmental Authority and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. No issuance or registration obtained and no application filed by the Company or any of the Company Subsidiaries for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company or any Company Subsidiary has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property, other than review of pending patent and trademark applications and, to the Company’s Knowledge, no such proceedings are threatened or contemplated by any Governmental Authority or any other Person.
(c)    The Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens or obligations to others other than Permitted Liens. No Company Member has (i) transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any other Person, or (ii) granted any customer the right to use any Company Member product or service or portion thereof on anything other than a non-exclusive basis. Section 3.7(c) of the Disclosure Schedule sets forth a list of all current Contracts for Company Licensed Intellectual Property, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software, and (C) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of the Company or any of the Company Subsidiaries pursuant to Contracts with employees, individual consultants or individual contractors, in each case that do not materially differ from the Company Members’ form therefor that has been made available to Buyer. The Company or the applicable Company Subsidiary have valid and continuing rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by the Company or the applicable Company Subsidiary, other than to the extent such Contracts expire in accordance with their terms

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or where the Company or the applicable Company Subsidiary has, in its reasonable business judgment, decided to terminate the applicable Contract. The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitutes all of the Intellectual Property used or held for use by the Company Members in the operation of their respective businesses, and all Intellectual Property necessary and sufficient to enable the Company Members to conduct their respective businesses as currently conducted. The Company Registered Intellectual Property and the Company Owned Intellectual Property are valid, subsisting and enforceable and all of the Company Members’ rights in and to the Company Registered Intellectual Property and, to the Company’s Knowledge, all of the Company Members’ rights in and to all other Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable.
(d)    None of the Company Owned Intellectual Property, and, to the Company’s Knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order or agreement that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or any of the Company Subsidiaries or affects the validity, use or enforceability of any such Company Owned Intellectual Property.
(e)    Neither the conduct of the business of the Company or any of the Company Subsidiaries, nor any of the products or services offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Company or any of the Company Subsidiaries, nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any of such products or services (i) infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates, or will infringe, constitute or result from an unauthorized use or misappropriation of or otherwise violate, any Intellectual Property of any other Person, or (ii) constitutes or will constitute unfair competition or trade practices under the Legal Requirements of any relevant jurisdiction.
(f)    Except as set forth on Section 3.7(f) of the Disclosure Schedule, there is no Action pending nor has the Company or any of the Company Subsidiaries received any written communications in the five (5) year period prior to the date of this Agreement (i) alleging that a Company Member has infringed, misappropriated or otherwise violated or, by conducting its business, would infringe, misappropriate or otherwise violate any the Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Company Member to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to any products or services of any Company Member or to the conduct of the business of the Company Member.
(g)    To the Company’s Knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property. No Company Member has made any written claim against any Person alleging any infringement, misappropriation, or other violation of any Company Owned Intellectual Property.
(h)    Each Company Member has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Company Member and/or its employees in connection with

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the Company Members’ business. No Company Member has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code that is owned by a Company Member or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Company Member subject to confidentiality obligations with respect thereto.
(i)    No government funding and no facilities of any university, college, other educational institution or research center were used in the development of any Company Owned Intellectual Property where, as a result of such funding or the use of such facilities, any government or any university, college, other educational institution or research center has any rights in such Company Owned Intellectual Property. To the Company’s Knowledge, no current or former employee, individual consultant or individual contractor of the Company or any Company Subsidiaries that contributed to the creation or development of any Company Owned Intellectual Property has performed any services for any government or any university, college, other educational institution or research center during a period of time during which such employee, consultant or contractor was also performing services for the Company or any Company Subsidiaries.
(j)    No Company Member has accessed, used, modified, linked to, created derivative works from or incorporated into any Software that constitutes a product or service offered by a Company Member or is otherwise considered Company Owned Intellectual Property and that is distributed outside of the Company or any of the Company Subsidiaries, any Public Software, in whole or in part, in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires the Company or any of the Company Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property, or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of the Company or any of the Company Subsidiaries to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements.
(k)    The Company IT Systems are sufficient for the conduct of the business of each Company Member as currently conducted and have not suffered any failure within the past five (5) years that has had a material effect on the operations of any Company Member. To the Company’s Knowledge, there has been no unauthorized access to or use of any Company IT Systems (or any Software, information or data stored on any Company IT Systems). To the Company’s Knowledge, the Company IT Systems do not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. To the Company’s Knowledge, the Company IT Systems do not contain any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the

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Company IT Systems or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person. The Company Members have implemented commercially reasonable backup and disaster recovery technology.
(l)    The Company Members are in compliance in all material respects with their respective posted privacy policies (“Privacy Policies”) and any applicable Legal Requirements relating to privacy or data protection or governing the collection, use or disclosure of personal information (“Information Privacy Laws”). During any period in which the Company or any of the Company Subsidiaries owned or operated any website, a Privacy Policy regarding the collection, retention, use and distribution of the Personal Information from visitors to such websites is and has been posted and accessible to individuals at all times on each such website. No Company Member has received written notice of any claims relating to, or been charged in writing with the violation of, any such Information Privacy Laws. No Company Member is under investigation by any Governmental Authority with respect to any violation of any such Information Privacy Laws. The execution of this Agreement and the consummation of the transactions contemplated hereby will not cause any Company Member to violate any of the Privacy Policies nor require any Company Member to seek any consent from, any employee, customer, supplier, service provider or other third Person under any Privacy Policy. The Company has made available to Buyer true and correct copies of all current written policies maintained by any Company Member with respect to privacy and Personal Information protection relating to their respective employees, customers, suppliers, service providers or any other third parties from or about whom any Company Member may have obtained Personal Information.
(m)    The Company Members are in compliance in all material respects with all applicable U.S. Legal Requirements relating to the security of Personal Information collected, stored, or otherwise maintained by any Company Member (“Information Security Laws”). The Company Members’ information security practices comply with any information security statements in the Privacy Policies. No Action has been commenced or threatened in writing against any Company Member by any Person with respect to the Company Members’ security practices applicable to any Personal Information. To the Company’s Knowledge, there has been no unauthorized access to, or disclosure or misuse of, Personal Information owned, licensed or maintained by, or on behalf of, any Company Member.
(n)    The consummation of the transactions contemplated hereby will not result in the loss or impairment of any right of the Company Members to own, use, practice or otherwise exploit any Company Intellectual Property. Neither this Agreement nor any of the transactions contemplated hereby will result in the grant of any ownership interest, right, license, Lien or protection from any Action with respect to any Company Owned Intellectual Property to any third Person pursuant to any Contract to which a Company Member is a party or by which any assets or properties of a Company Member are bound.
3.8    Compliance with Other Instruments. No Company Member is in violation or default, or has received any written notice of or been charged in writing with the violation or default: (a) of any Legal Requirement; or (b) under any promissory note, indenture or mortgage.

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3.9    Agreements; Actions.
(a)    Section 3.9(a) of the Disclosure Schedule sets forth, as of the date hereof, all of the currently effective Contracts of the following types to which a Company Member is a party or by which it or any of its properties or assets are otherwise bound (collectively, the “Listed Company Contracts”):
(i)    Contracts with any current or former officer, member, manager, director, equityholder or Affiliate of any Company Members, including indemnification agreements;
(ii)    Personal Property Leases and Real Property Leases;
(iii)    Any loan agreements, indentures, promissory notes, guaranties, mortgages, pledges, security agreements, deeds of trust or other Contracts for borrowing or imposing a Lien on any of the assets of any Company Member and any grant, subsidy or financial assistance received by any Company Member;
(iv)    Contracts under which a Company Member has made advances or loans to any other Person, except for advances of business expenses of up to $20,000 in the Ordinary Course of Business;
(v)    Contracts under which a Company Member expects to pay in excess of $50,000 during the current calendar year;
(vi)    Contracts under which a Company Member expects to receive in excess of $50,000 during the current calendar year, excluding General Customer Contracts and Employee Plans;
(vii)    Contracts that are not terminable by any Company Member without penalty on less than ninety (90) days’ notice, or that will not expire pursuant to their terms during the ninety (90) day period commencing on the date of this Agreement (other than Employee Plans);
(viii)    Contracts requiring engineering, development or ongoing support work or other service obligations by any Company Member after the date of this Agreement, other than General Customer Contracts;
(ix)    Contracts for the licensing, distribution (other than Contracts covered by Section 3.9(a)(xii)), purchase, sale or servicing of the Company Members’ products and services, other than General Customer Contracts;
(x)    Contracts relating to any single or series of related capital expenditures by any Company Member pursuant to which such Company Member has future financial obligations in excess of $50,000;
(xi)    Contracts for (A) the sale of any of the business, properties or assets of any Company Members, in each case other than in the Ordinary Course of Business, (B) the grant to any Person of any preferential rights to purchase any of its properties or assets or (C) the acquisition by any

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Company Member of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase of Inventory or supplies entered into in the Ordinary Course of Business);
(xii)    distributor, manufacturing, supply, development, sales representative, marketing or advertising Contracts, in each case excluding (A) General Customer Contracts, (B) Contracts for Off-the-Shelf Software and (C) Contracts entered into in the Ordinary Course of Business pursuant to which any Company Member has future financial obligations in amounts less than $50,000;
(xiii)    Contracts that grant to any Person other than the Company any (A) exclusive license, supply, distribution or other rights, (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights, (D) exclusive rights to purchase any of the Company Members’ products or services, or (E) royalty, dividend or similar arrangement based on the revenues or profits of the Company Member;
(xiv)    any Contract (other than Employee Plans) that (A) provides for the development of any Intellectual Property by or for the Company Member, (B) provides for the acquisition of any ownership interest by any Company Member in Intellectual Property, (C) provides for the assignment or other transfer of any ownership interest in Intellectual Property by any Company Member to any Person, (D) includes any Intellectual Property License by any Company Member to any Person (excluding Off-the-Shelf Software, Public Software, General Customer Contracts and non-disclosure agreements), (E) includes any Intellectual Property License or any other grant of any right, permission, consent or non-assertion relating to or under any material Intellectual Property by any Person to any Company Member (excluding Off-the-Shelf Software, Public Software, General Customer Contracts and non-disclosure agreements that do not materially differ from the Company’s form therefor that has been made available to Buyer); or (F) fixed price or fixed volume arrangements (excluding in the case of this clause (F) General Customer Contracts and Contracts entered into in the Ordinary Course of Business pursuant to which any Company Member has future financial obligations in amounts less than $50,000);
(xv)    Contracts (other than Employee Plans) providing for any minimum or guaranteed payments by any Company Member to any Person;
(xvi)    Contracts for joint ventures, strategic alliances, partnerships or similar arrangements;
(xvii)    Contracts that purport to (A) limit, curtail or restrict the ability of any Company Member or any of its existing or future Affiliates to compete in any geographical area, market or line of business, (B) restrict any Company Member or any of its existing or future Affiliates from selling products or delivering services, (C) restrict any Company Member or any of its existing or future Affiliates from hiring any Persons or (D) otherwise restrict any Company Member or any of its existing or future Affiliates from engaging in any aspect of its business;

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(xviii)    (A) Contracts for the employment of any individual on a full-time or part-time basis (other than temporary service provider arrangements or Contracts that do not exceed six (6) months in duration) that is not terminable at will without obligation to provide severance pay or similar termination benefits, (B) Contracts with any individual consultant or independent contractor with annual base compensation in excess of $150,000 and that is not terminable upon less than thirty (30) days’ notice without obligation to provide termination pay or similar termination benefits, and (C) Contracts providing for retention, change in control or other similar payments;
(xix)    Contracts that contain indemnification obligations of any Company Member (excluding General Customer Contracts), and Contracts under which any Company Member has any outstanding obligations or liabilities (whether actual or contingent) under a guarantee, indemnity or other similar agreement or arrangement in respect of the obligations or liabilities of another Person;
(xx)    Any Contract with any Governmental Authority;
(xxi)    Contracts for the redemption or purchase of, or otherwise affecting or relating to, the equity interests of the Company Member, including, without limitation, any agreement with any equityholder of any Company Member which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;
(xxii)    Membership interest option plans or other equity incentive or equity compensation plans or arrangements;
(xxiii)    Any collective bargaining agreement or other similar Contract with any labor union or other association or employee representative of a group of employees of a Company Member, and all amendments, addenda, side letter, or supplements thereto.
(xxiv)    all management agreements, other than Employee Plans, that require any Company Member to make payments of any cash or other compensation or benefits, including agreements providing for the payment of cash or other compensation or benefits upon the consummation of the transactions contemplated hereby;
(xxv)    Contracts with any Top Customers or any Top Suppliers, in each case, with a contract value in excess of $50,000 per calendar year;
(xxvi)    any Contract for the purchase or sale of real property;
(xxvii)    any Contract providing for material liquidated damages or material penalties on the event of transfer, assignment or default; and
(xxviii)    any Contract not executed in the Ordinary Course of Business;
(b)    Each Listed Company Contract is in full force and effect and is the legal, valid and binding obligation of the applicable Company Member and of the other parties thereto, enforceable against each of

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them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. No Company Member is in breach of or default under any Listed Company Contract, nor, to the Knowledge of the Company, is any other party to any Listed Company Contract in breach of or default thereunder, and to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by a Company Member or any other party thereunder. No party to any of the Listed Company Contracts has delivered to any Company Member written notice of, and to the Company’s Knowledge, there has been no written threat of, termination or cancellation with respect thereto, and no Company Member has received written notice of, and to the Company’s Knowledge, there has been no written threat of, any significant dispute with respect to any Listed Company Contract. The Company has made available to Buyer true and correct copies of all of the Listed Company Contracts, together with all amendments, modifications or supplements thereto.
3.10    Certain Transactions.
(a)    Except as set forth in Section 3.10(a) of the Disclosure Schedule, and other than employment related Contracts covered by Section 3.9(a)(xviii) and employee benefits generally made available to all employees of the Company in the Ordinary Course of Business, there are no Contracts, understandings or transactions between the Company and any Seller or any Related Party.
(b)    No Company Member is indebted, directly or indirectly, to any Related Party, other than in connection with (i) payroll expenses or advances of expenses incurred in the Ordinary Course of Business, (ii) employee benefits made generally made available to all employees of the Company in the Ordinary Course of Business and (iii) employment related Contracts covered by Section 3.9(a)(xviii). Except as set forth in Section 3.10(b) of the Disclosure Schedule, none of the Related Parties are, directly or indirectly, indebted to any Company Member or, to the Company’s Knowledge, have any (i) commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company Members’ customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which any Company Member is affiliated or with which any Company Member has a business relationship, or any firm or corporation which competes with the Company (except that Related Parties may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company) or (iii) financial interest in any Contract to which a Company Member is a party or by which any of the properties or assets of a Company Member are bound.
3.11    Rights of Registration and Voting Rights. As of the date hereof, the Company is not under any obligation to register under the Securities Act any of its outstanding securities. Except as set forth in Section 3.11 of the Disclosure Schedule or as expressly set forth in the Company Organizational Documents, no member of the Company has entered into any agreements with respect to the voting of membership interests of the Company or restrictions on the transfer of membership interests of the Company.
3.12    Real Property. Section 3.12 of the Disclosure Schedule sets forth a true, correct and complete list of all real property and interests in real property leased by a Company Member as lessee or sublessee (the “Real Property Leases” and such related real property being referred to herein as the “Company Real

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Properties”). The Company Members do not, directly or indirectly, currently own, and have never in the past owned, any real property. The Company Real Properties constitute all interests in real property currently used or currently held for use in connection with or necessary for the conduct of the business of the Company Members. The Company has provided to Buyer true and correct copies of each Real Property Lease, including all amendments, supplements and modifications thereto, and the Real Property Leases are in full force and effect and are valid, legal and binding agreements of the applicable Company Member party thereto, in each case subject to proper authorization and execution of such lease by the other parties thereto, the limitations of bankruptcy laws, other similar laws affecting creditors’ rights and to general principles of equity. No Company Member and, to the Company’s Knowledge, no other parties thereto are in breach of or default under any Real Property Leases, and no event has occurred and no circumstances exists, which if not remedied and with or without notice or the passing of time or both, would result in a default under any Real Property Leases. The applicable Company Member has a valid and enforceable leasehold interest, free and clear of any Liens, other than Permitted Liens, under each of the Real Property Leases, and has not subleased, licensed, or otherwise granted any Person (other than a Company Member) the right to use or occupy any of the Company Real Properties. No Company Member owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein. The Company Members have not received any written notice of condemnation or taking of any of the Company Real Properties. No Company Member is in violation in any material respect of any zoning, building or safety ordinance, regulation or requirement or other Legal Requirement applicable to the operation of the Company Real Properties, nor has any Company Member received written notice of any violation with which it has not complied in all material respects. There is no dispute with any adjoining or neighboring owner or occupier with respect to any Company Member’s use and occupation of any Company Real Property.
3.13    Tangible Personal Property. Section 3.13 of the Disclosure Schedule sets forth a true, correct and complete list of all leases of personal property (“Personal Property Leases”) used in the business of the Company or to which a Company Member is a party or by which the properties or assets of a Company Member are bound. The Company has good and marketable title to, or a valid and enforceable leasehold interest in, all of the items of tangible personal property currently used in or necessary for the conduct of the business of the Company (the “Company Tangible Properties”), free and clear of any and all Liens, other than Permitted Liens. All Company Tangible Properties that, individually or in the aggregate, are material to the operation of the business of the Company as presently conducted are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted).
3.14    Financial Statements; No Undisclosed Liabilities.
(a)    Section 3.14(a) of the Disclosure Schedule sets forth true, complete and correct copies of (%3) the audited balance sheet of the Company as of December 31, 2015, 2016, and 2017, and the related statements of income and cash flows for the years then ended, (such balance sheets and related statements of income and cash flows, the “Annual Financial Statements”), and (%3) the unaudited balance sheet of the Company as of August 31, 2018, and the related statements of income and cash flow for the eight (8) month period then ended, (such balance sheets and related statements of income and cash flows, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

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(b)    Except as set forth in Section 3.14(b) of the Disclosure Schedule (the “GAAP Exceptions”), the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the Interim Financial Statements do not contain all footnotes required by GAAP and other presentation items that may be required by GAAP for audited financial statements, and the Interim Financial Statements are subject to normal year-end adjustments. The Financial Statements are consistent in all material respects with the books and records of the Company, fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the Interim Financial Statements to normal year-end audit adjustments.
(c)    Except as identified in Section 3.14(c) of the Disclosure Schedule, no Company Member has any (i) Indebtedness, (ii) liabilities or obligations, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, (iii) obligations with respect to undrawn letters of credit, (iv) obligations with respect to interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance agreements, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar contracts designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, (v) Indebtedness secured by a Lien on the property of any Company Member, whether or not the respective Indebtedness so secured is a primary obligation of, or has been assumed by, any Company Member, or (vi) any off-balance sheet financing of a Person (but excluding all leases recorded for accounting purposes by the applicable Person as operating leases and any leases with respect to the Company Real Properties), in each case other than (A) those specifically reflected in or fully reserved for against in the Interim Financial Statements, (B) those incurred in the Ordinary Course of Business since December 31, 2017, and which are not, individually or in the aggregate, material in amount, (C) non-monetary obligations to perform under executory Contracts to which it is a party (all of which have been made available to Buyer), and (D) expenses incurred in connection with the transactions contemplated hereby. No Company Member has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other person.
(d)    All books, records and accounts of the Company are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Legal Requirements.
(e)    All of the accounts receivable of the Company are valid claims which arose in bona fide arm’s length transactions in the Ordinary Course of Business, are subject to no set-off or counterclaim, and, to the Company’s Knowledge, are expected to be fully collectible in the normal course of business, after deducting any reserve for doubtful accounts stated in the Interim Financial Statements, which reserve, except for the GAAP Exceptions, is in accordance with GAAP and is a reasonable estimate of the Company’s uncollectible accounts. Since the date of the Recent Balance Sheet, the Company has collected its accounts receivable in the Ordinary Course of Business and in a manner which is consistent with past practices and has not accelerated any such collections. The Company does not have any accounts receivable or loans receivable from any Person which is Affiliated with it or any of the directors, managers, officers, employees or equityholders of the Company.

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(f)    All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the Ordinary Course of Business. Since the date of the Recent Balance Sheet, the Company has paid its accounts payable in the Ordinary Course of Business and in a manner which is consistent with its past practices.
(g)    No Company Member has entered into any transactions involving the use of special purpose entities for any off balance sheet activity. The revenue recognition policies of the Company Members and the application of those policies are in compliance with the applicable standards under GAAP, subject to the GAAP Exceptions.
(h)    All of the Inventory reflected on the balance sheet included in the Recent Balance Sheet consisted of goods usable or saleable in the Company’s and its Subsidiaries’ Ordinary Course of Business, after deducting any reserve for obsolete or unsalable amounts reflected in such Recent Balance Sheet. Since the Recent Balance Sheet Date, no Inventory has been sold or disposed of except through sales in the Ordinary Course of Business.
(i)    The Company Members maintain an adequate system of internal controls and procedures.
(j)    There is no grant, subsidy or financial assistance which has been received or applied for by any Company Member and which is repayable in whole or in part in any circumstances.
3.15    Absence of Changes. Except as disclosed in Section 3.15 of the Disclosure Schedule, since the date of the Recent Balance Sheet:
(a)    each Company Member has conducted its business only in the Ordinary Course of Business;
(b)    there has not been any material change in the assets, liabilities, financial condition or operating results of any Company Member;
(c)    there has been no material damage, destruction or loss to any material property of any Company Member, whether or not covered by insurance;
(d)    there has been no material labor disturbance or claim of unfair labor practices involving any Company Member,
(e)    there has been no resignation, termination or removal of any officer of any Company Member or material loss of key personnel of any Company Member or material change in the terms and conditions of the employment of any Company Member’s officers or key personnel;
(f)    there has been no material loss, nor to the Knowledge of the Company, any development that is reasonably expected to result in a material loss, of any customers, distributors, partners, or suppliers of any Company Members;
(g)    no Company Member has taken any action described in Section 6.1 that, if taken after the date hereof and prior to the Closing, without the prior written consent of Buyer, would violate such provision;

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(h)    there has not been any event or development that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(i)    there has not been any grant to any current or former director, manager, officer or employee of any Company Member of any loan or a material increase in wages, target bonus opportunity or severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits except in the Ordinary Course of Business;
(j)    No Company Member has entered into, modified, amended or terminated any Listed Company Contract, other than entering into agreements with customers in the Ordinary Course of Business;
(k)    No Company Member has entered into any Contract with any Affiliate of any Company Member;
(l)    No Company Member has encumbered or granted or created or discharged a Lien on any of the material assets used by any Company Member other than Permitted Liens;
(m)    There has been no loss, lapse or abandonment of any Company Intellectual Property;
(n)    There has been no transfer or grant any license or sublicense of any right under or with respect to any Company Intellectual Property;
(o)    No Company Member has made, revoked, or changed any material Tax election, entered into any closing agreement or settlement in respect of any material Taxes, conceded any material claim or assessment in respect of Taxes, changed any annual method of accounting, consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, or filed any amended material Tax Return;
(p)    There has been no amendment or changes to the Organizational Documents of any Company Member;
(q)    Except for cash equivalent investments, no Company Member has directly or indirectly acquired, made any investment in, or made any capital contributions to, any Person;
(r)    Except as may be required as a result of a change in applicable Law or GAAP, (i) there has been no change to any of the accounting methods, practices or principles used by any Company Members, or (ii) there has been no write up, write down or write off the book value of any Company Member’s assets, except write-offs of individual accounts receivable of such Company Member in the Ordinary Course of Business in an amount not to exceed the reserve therefor;
(s)    No Company Member has issued, delivered, pledged, redeemed, repurchased, encumbered or sold, or authorized or proposed the issuance, delivery, pledge, redemption, repurchase, encumbrance or sale of, any equity securities of any Company Member or securities convertible into, or rights, warrants or options to acquire, any such equity securities or authorize or propose any change in its equity capitalization;

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(t)    No Company Member has borrowed any amount or incurred any Indebtedness, or incurred any contingent Liabilities as guarantor or otherwise with respect to the obligations of others or canceled any debt or claim owing to, or waived any material right of, any Company Member;
(u)    No Company Member has declared or paid any dividends or made any distributions on such Company Member’s equity interests;
(v)    No Company Member has acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or equity interests or acquire any other material assets;
(w)    No Company Member has waived, released or assigned any claims or rights of any Company Member the value of which is in excess of $25,000 in the aggregate;
(x)    No Company Member has made any capital expenditure or incurred any capital commitment or dispose of or realize any capital asset or interest therein, in each case, in an individual amount or with an individual value in excess of $250,000;
(y)    No Company Member has consummated any other transaction other than transactions in the Ordinary Course of Business;
(z)    No Company Member has changed any pricing or discount strategy, altered pricing or profit margins or entered into any new lines of business; or
(aa)    No Company Member has agreed or committed (orally or in writing) to do any of the foregoing.
3.16    Employee Matters.
(a)    The Company has made available to Buyer accurate and detailed information, on an anonymous basis, regarding all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each current full-time and part-time employee, consultant and independent contractor of any Company Member, together with such Person’s: (i) start date; (ii) job title or description of services; and (iii) treatment as an exempt or non-exempt employee and full-time or part-time; and (iv) any material benefits (including housing or car allowances) that are not disclosed in Section 3.16(d) of the Disclosure Schedule.
(b)    No Company Member is delinquent in any material respects in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. Each Company Member is in compliance, and at all times has complied, in all material respects with all applicable state and federal equal employment opportunity laws and with other Legal Requirements related to employment, including those related to wages, hours, worker classification, employment practices, terms and conditions of employment, employment standards, immigration, occupational health and safety, workers’ compensation, human rights,

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discrimination, leave requirements, and collective bargaining. No Company Member has incurred any material Liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages.
(c)    Except pursuant to any Employee Plan set forth in Section 3.16(d) of the Disclosure Schedule, the Company has no formal written policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.
(d)    Section 3.16(d) of the Disclosure Schedule sets forth a true, correct and complete list of each Employee Plan. The Company has made available to Buyer, to the extent applicable, correct and complete copies of the following with respect to each Employee Plan: (i) the Employee Plan (including all amendments and attachments thereto) and the related trust documents, if any; (ii) the most recent annual report (IRS Form 5500) filed with the IRS, including all schedules and attachments; (iii) the most recent determination letter or opinion letter from the IRS and (iv) the most recent summary plan description and any summary of material modification thereto.
(e)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Employee Plan as to its qualified status under the Code, or has remaining a period of time under applicable treasury regulations of the Code or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Employee Plan, and, to the Company’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Employee Plan or related trust.
(f)    The Company Members do not now, nor have they ever, maintained, established, sponsored, participated in, contributed to, or been required to contribute to any pension plan which is subject to Title IV of ERISA or Section 412 or 430 of the Code, and none of the Company Members has any outstanding liability under Title IV of ERISA (including with respect to any such pension plan sponsored or contributed to by any ERISA Affiliate). None of the Company Members is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA and no Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. None of the Company Members has any liability with respect to any post-retirement benefit under any Employee Plan which is a welfare plan (as defined in Section 3(1) of ERISA), other than the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law governing health care continuation coverage. Each Employee Plan has been established, funded, and administered in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including, without limitation, ERISA and the Code) and the Company has performed all material obligations required to be performed by it under, is not in default under or violation of and has no Knowledge of any material default or violation by any other party to, any of the Employee Plans.

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(g)    Full payment has been made, or otherwise properly accrued on the books and records of the Company, of all amounts that any Company Member is required, under the terms of the Employee Plans or applicable Legal Requirement, to have paid as contributions to such Employee Plans on or prior to the date hereof (excluding any amounts not yet due).
(h)    Each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Employee Plan. There is no agreement, plan or other arrangement to which any Company Member is a party or by which it is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.
(i)    Except as set forth in Section 3.16(i) of the Disclosure Schedule, no Employee Plan exists that could: (i) result in the payment to any employee, member or consultant of any money or other property, or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation, benefits or any additional rights or other obligations under any Employee Plan for, or on behalf of, any employee, member or consultant, in either case, solely as a result of the execution of this Agreement.
(j)    No claim, lawsuit, arbitration or other Action is currently pending or to the Company’s Knowledge threatened against any Employee Plan, any Company Member or against any fiduciary of an Employee Plan with respect to such Employee Plan, collective bargaining agreement, or material violation of the rights of employees, and there are no audits or other investigations currently pending or, to the Company’s Knowledge, threatened by the IRS or any Governmental Authority. No Company Member is a party to a conciliation agreement, consent decree or other Contract or order with any Governmental Authority with respect to employment practices.
(k)    (i) No Company Member is, or within the three (3) years has been, a party to, or bound by, any labor Contract or collective bargaining agreement, nor is any such Contract presently being negotiated; (ii) no labor organization or group of employees has filed any representation petition or made any written demand to the Company Members for recognition, and there are no labor organizations representing, or, to the Company’s Knowledge, purporting or seeking to represent any employees of any Company Member; (iii) to the Company’s Knowledge, no organizing or decertification efforts are underway or threatened by any labor organization or group of employees with respect to the employees of any Company Member; (iv) no labor strike, work stoppage, slowdown or other material labor dispute has occurred or been threatened in writing in the past three (3) years, and none is underway or, to the Company’s Knowledge, threatened; and (v) there is no employment-related charge (including, but not limited to, an unfair labor practice charge), complaint, grievance, investigation, inquiry or obligation of any kind, currently pending or, to the Company’s Knowledge, threatened, in any forum, relating to an alleged violation or breach by any Company Member (or any of their respective officers or directors) of any Legal Requirement or Employee Plan. No Company Member in the past three (3) years has engaged in any unfair labor practice within the meaning of the National Labor Relations Act or any similar state or local Legal Requirement that would reasonably be expected to result in material Liability to any Company Member.

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(l)    None of the Company Members has within the past three (3) years incurred any material Liability under the WARN Act which remains unsatisfied. Except as disclosed on Section 3.16(l) of the Disclosure Schedules, no employees have suffered an “employment loss” (as defined in the WARN Act) more recently than ninety (90) days prior to the date hereof.
(m)    To the Company’s Knowledge, all employees of each Company Member are legally authorized to work in the United States. Each Company Member has properly completed all reporting and verification requirements pursuant to applicable Legal Requirements relating to immigration control for all of its current employees. To the Company’s Knowledge, no Company Member has received any notice from any Governmental Authority that such Company Member is in violation of any Legal Requirement pertaining to immigration control or that any current, former employee, agent or contractor of a Company Member is or was not legally authorized to be employed in the United States or is or was using an invalid social security number and there is no pending, or to the Knowledge of the Company, threatened, charge or complaint under the Immigration Reform and Control Act of 1986 against any Company Member.
(n)    To the Company’s Knowledge, each Company Member has provided to Buyer all inspection reports issued under OSHA. Except as disclosed on Section 3.16(n) of the Disclosure Schedules, there are no outstanding inspection orders or any pending or, to the Knowledge of the Company, threatened charges under OSHA. There have been no fatal or OSHA reportable accidents that could lead to charges under OSHA. Except as disclosed on Section 3.16(n) of the Disclosure Schedules, no Company Member has received any notice of a citation, penalty, or assessment from any Governmental Authority with responsibility for workers’ compensation or occupational safety and health. There is no claim, pending or threatened against a Company Member by any of its employees in respect of any illness or injury, which is not fully covered by insurance.
(o)    Each Employee Plan is in compliance in all material respects  with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (together, the “2010 Health Care Law”), to the extent applicable, except for such noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  The operation of each Employee Plan that is a welfare plan under section 3(1) of ERISA has not resulted in the incurrence of any penalty to any Company Member pursuant to the 2010 Health Care Law, to the extent applicable that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
3.17    Tax Returns and Payments. Except as otherwise indicated in Section 3.17 of the Disclosure Schedule:
(a)    Each Company Member has timely filed all federal, state, local and foreign Tax Returns required to be filed by it and all such Tax Returns filed by, or on behalf of, the Company Members are in all material respects true, correct and complete. No Company Member is currently a beneficiary of any extension of time within which to file any Tax Return, other than extensions obtained in the Ordinary Course of Business. Each Company Member has paid or caused to be paid all Taxes required to be paid by it, whether or not shown on a Tax Return. The unpaid Taxes of each Company Member as of the date of the Recent Balance Sheet have been reserved for in accordance with GAAP except for the GAAP Exceptions in a manner

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consistent with such Company Members’ past practices on the Recent Balance Sheet. Since the date of the Recent Balance Sheet, the Company Members have not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP except for the GAAP Exceptions, outside the Ordinary Course of Business, other than in connection with the transactions contemplated by this Agreement.
(b)    No Company Member has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection, nor has any request been made in writing for any such waiver or extension. No Company Member has received written notice from a Governmental Authority in a jurisdiction where such Company Member does not file Tax Returns to the effect that such Company Member is or may be subject to taxation or Tax reporting requirements by that jurisdiction.
(c)    No Company Member (i) is a party to, bound by, or obligated under, any agreement or arrangement requiring the indemnification, sharing or allocation of Taxes (other than any commercial agreement or arrangement entered into in the Ordinary Course of Business, the primary purpose of which is unrelated to Taxes), or (ii) has any liability for the Taxes of any other Person by Contract, as a transferee or successor, or otherwise by operation of any Legal Requirement. No Company Member has been a member of an affiliated group filing a consolidated federal income Tax Return.
(d)    There are no Liens for Taxes upon the assets of any Company Member, except for Permitted Liens.
(e)    Each Company Member has duly and timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party.
(f)    No Company Member has been a party to any transaction that could give rise to (i) a reporting obligation under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder, (iii) a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (iv) any similar obligation under any predecessor or successor Legal Requirement or regulation or comparable provision of state, local or foreign Legal Requirement.
(g)    No foreign, federal, state or local tax audits or administrative or judicial Tax proceedings are pending, threatened in writing or being conducted with respect to any Company Member. No Company Member has received from any foreign, federal, state or local taxing authority any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed in writing by any taxing authority against such Company Member.
(h)    No Company Member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting filed prior to the Closing or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing

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Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed prior to the Closing Date; (iii) intercompany transactions effected prior to the Closing Date or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) election under Section 108(i) of the Code made prior to the Closing; or (v) prepaid amount received prior to the Closing.
(i)    The Company is classified as a partnership for U.S. federal income tax purposes and, after February 6, 2015, has not been classified as an association taxable as a corporation for U.S. federal income tax purposes. Each Company Subsidiary has been classified as a disregarded entity for U.S. federal income Tax purposes since each Company Subsidiary’s formation date listed on Section 3.17(i) of the Disclosure Schedule.
(j)    During the last three (3) years no Company Member has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code applied.
3.18    Insurance. Section 3.18 of the Disclosure Schedule contains a complete and correct list of all insurance policies of the Company Members presently in effect that relate to the Company Members, the Company Real Properties or the Company Tangible Properties, including the amounts of such insurance. Such policies are sufficient for all requirements of Listed Company Contracts. To the Company’s Knowledge, no event relating to the Company Members has occurred which could reasonably be expected to (i) result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums, or (ii) lead to any insurance policies of the Company Members being revoked, violated or not renewed in the Ordinary Course of Business. There are currently no claims pending against any Company Member under such insurance policies, and all premiums due and payable with respect to such insurance policies have been paid to date. No Company Member has received any written threat of termination of any such insurance policies.
3.19    Confidential Information and Invention Assignment Agreements. Each Company Member has taken commercially reasonable measures to protect the confidentiality of all Trade Secrets owned by (a) a Company Member that are material to its business and that such Company Member maintain as Trade Secrets or (b) any Person to whom any Company Members has a confidentiality obligation. Each Company Member’s current employees, consultants, advisors, and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property have entered into valid and enforceable written agreements (each, a “Confidential Information Agreement”) with such Company Member pursuant to which such Person agrees to maintain and protect the confidential information of all Company Members and assigns to such Company Member, using present, affirmative assignment terms, all Intellectual Property authored, invented, created, improved, modified or developed by such person in the course of such Person’s employment or other engagement with such Company Member, all in accordance with all applicable laws except any Intellectual Property Rights to which any of the following conditions apply or where otherwise prohibited by law: (i) no equipment, supplies, facilities, “proprietary and confidential information,” or Intellectual Property of any Company Member was used in its development;

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(ii) it was developed entirely on the employee’s, consultant’s or contractor’s own time; (iii) it does not relate to any Company Members’ business or to any Company Members’ anticipated business or developmental programs; and (iv) it does not result from any work performed by the employee, consultant or contactor for such Company Member. Except as set forth in Section 3.19 of the Disclosure Schedule, no current employee, individual consultant or individual independent contractor of any Company Member has excluded any works or inventions from his or her assignment of inventions pursuant to such Person’s Confidential Information Agreement. To the Company’s Knowledge, no current employee, individual consultant or individual independent contractor of a Company Member is in default or breach of any material term of his or her Confidential Information Agreement. To the Company’s Knowledge, no Trade Secrets owned by a Company Member that such Company Member intends to maintain as Trade Secrets have been disclosed or authorized to be disclosed by such Company Member to any of its employees or any other Person other than pursuant to a written non-disclosure or confidentiality agreement. The conduct of each Company Members’ business as currently conducted does not require the right to use any works or inventions of any of their employees, individual consultants or individual independent contractors made prior to or independent of their employment or engagement by such Company Member, other than where such employee, consultant or independent contractor has granted such Company Member a license to use such works or inventions.
3.20    Compliance with Law and Regulations; Permits.
(a)    Since the date of the Company’s formation, and in the case of any Company Subsidiary, since the date of its formation, each Company Member and its business operations have been in compliance, in all material respects, with all Legal Requirements applicable to such Company Member or any of its assets and properties (but excluding Legal Requirements subject to (i) the provisions of Section 3.16, with respect to employee matters, (ii) the provisions of Section 3.17, with respect to Tax matters, (iii) the provisions of Section 3.26, with respect to environmental matters, and (iv) the provisions of Section 3.27, with respect to certain payments and export control matters, in each case as to which solely such other Sections shall be applicable). Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any of its members, officers, managers, employees, consultants or independent contractors, has received written notice of any violation of any Legal Requirement applicable to the Company Members or any of their respective assets and properties. No Company Member has entered into or been subject to any Order with respect to any aspect of the business, affairs, properties or assets of such Company Member or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of such Company Member.
(b)    The Company Members have all Permits required by any Legal Requirement or any Governmental Authority, and have made all notifications, registrations, certifications and filings with all Governmental Authorities necessary for the conduct of the Company Members’ business as presently conducted. Each of the Permits is in full force and effect and no suspension or cancellation of any Permit has been or is being threatened in writing, and each Company Member is in compliance in all material respects with the terms and requirements thereof, and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would reasonably be expected to constitute a default or violation of any terms, condition or provision of any material Permit. No such Permit is subject to any

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conditions or limitations other than those applicable to permits of that kind generally. No such Permit will be affected by entering in to this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. No Company Member has received written notice from any Governmental Authority, which remains outstanding, regarding any proposed modification, non-renewal, suspension, cancellation or termination of any such Permits, and, to the Company’s Knowledge, no event has occurred which is reasonably expected to result in the modification, non-renewal, suspension, cancellation or termination of any such Permit. There is no Action pending or, to the Company’s Knowledge, threatened by any Governmental Authority with respect to (i) any alleged failure by any Company Member or any of their respective personnel to have any Permit required in connection with the operation of their respective businesses or (ii) any revocation, cancellation, rescission, modification, termination or refusal to renew in the ordinary course, any of the Permits. Since February 2, 2015, no Permit has been revoked, cancelled, terminated, rescinded, modified or been subject to a refusal to renew. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby.
(c)    To the Company’s Knowledge, none of the members, managers, officers or directors of any Company Member during the previous five (5) years has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude; (iii) subject to any Order (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her, engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.
3.21    Suppliers.
(a)    Section 3.21(a) of the Disclosure Schedule sets forth a true, correct and complete list of the Company’s top twenty (20) suppliers for materials, products or services of the Company based on the amount spent by the Company with such suppliers for (i) the 2017 fiscal year and (ii) from January 1, 2018 until the date of this Agreement (the “Top Suppliers”), as well as the dollar volume of the Company’s purchases from each such Top Supplier for each of the two (2) most recent fiscal years of the Company.
(b)    Except as set forth in Section 3.21(b) of the Disclosure Schedule, no Company Member has received any written notice to the effect that, and there is no indication that, any such Top Supplier will, intends to, or is considering terminating, cancelling, discontinuing, reducing, changing the terms (whether related to payment, price or otherwise) of, or otherwise adversely modifying its direct or indirect business with the Company, and there are no outstanding or, to the Company’s Knowledge, threatened disputes with any such Top Supplier. No Company Member has received any written notice from, and has reasonable

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basis to believe that, any such Top Supplier is or will be the subject of any voluntary or involuntary bankruptcy, insolvency or other similar proceeding.
3.22    Customers.
(a)    Section 3.22(a) of the Disclosure Schedule sets forth a true, correct and complete list of the Company’s top ten (10) customers based on the revenue the Company derived from such customers for (i) the 2017 fiscal year and (ii) from January 1, 2018 until the date of this Agreement (the “Top Customers”), as well as the amount of revenue the Company derived from each such Top Customer for each of the two (2) most recent fiscal years of the Company.
(b)    Except as set forth in Section 3.22(b) of the Disclosure Schedule, no Company Member has received any written notice to the effect that, and there is no indication that, any such Top Customer will, intends to, or is considering terminating, cancelling, discontinuing, reducing, changing the terms (whether related to payment, price or otherwise) of, or otherwise adversely modifying its direct or indirect business with the Company, and there are no outstanding or, to the Company’s Knowledge, threatened disputes with such Top Customers. No Company Member has received any written notice from, and has reasonable basis to believe that, any such Top Customer is or will be the subject of any voluntary or involuntary bankruptcy, insolvency or other similar proceeding.
3.23    Partners.
(a)    Section 3.23(a) of the Disclosure Schedule sets forth a true and correct list of any persons or entities with which any Company Member has a material strategic partnership or similar relationship (“Partners”).
(b)    Except as set forth in Section 3.23(b) of the Disclosure Schedule, no Company Member has received any written notice to the effect that, and there is no indication that, any Partner will, intends to, or is considering terminating, cancelling, discontinuing, reducing, changing the terms (whether related to payment, price or otherwise) of, or otherwise adversely modifying its direct or indirect business with any Company Member, and there are no outstanding or, to the Company’s Knowledge, threatened disputes with such Partners. No Company Member has received any written notice from, and has no reasonable basis to believe that, any such Partner is or will be the subject of any voluntary or involuntary bankruptcy, insolvency or other similar proceeding.
3.24    Corporate Documents.
(a)    The Company has made available to Buyer true and correct copies of the Company Member Organizational Documents, in each case as amended and in effect on the date hereof.
(b)    Copies of any and all minutes of meetings of managers or members and all actions by written consent without a meeting by the managers and members of the since the date of organization of the Company Members have been made available to Buyer, and such materials accurately reflect in all material respects all actions by the managers and members of the Company Members.

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3.25    Brokers and Finders. Except for Lincoln International LLC, no Person has acted, directly or indirectly, as a broker or finder for the Company in connection with the transactions contemplated by this Agreement and no Person will be entitled to any fee or commission or like payment in respect thereof.
3.26    Environmental Matters. Except as set forth on Section 3.26 of the Disclosure Schedule:
(a)    the Company Members have not, and to the Company’s Knowledge, Sellers have not, received from any Person any written directive, notice of violation, penalty, suit, investigation, proceeding, demand or other notice respecting any environmental claim relating to actual or alleged non-compliance with or potential liability under any applicable Environmental Law or any term or condition of any Permit under any applicable Environmental Law;
(b)    no Hazardous Material has been generated, transported, used, handled, processed, disposed, stored or treated on any real property owned, leased or operated by any Company Members;
(c)    no Hazardous Material (i) has been spilled, Released, discharged, disposed, or transported to or from any real property owned, leased or operated by any Company Members, or (ii) is present in, on, or under any such property that, in each case requires notification to any Governmental Authority or any investigation or remediation under Environmental Laws;
(d)    the Company Members are, and at all times have been, in compliance in all material respects with all applicable Environmental Laws and Permits issued under applicable Environmental Laws;
(e)    the Company has delivered to Buyer copies of all environmental reports and material correspondence with respect to environmental matters and Hazardous Materials in the Company’s possession or control; and
(f)    the Company has no Knowledge of any facts or circumstances which could result in litigation of the Company Members, or impose upon the Company Members any liability, arising under any Environmental Laws.
3.27    Illegal Payments; Export Controls. Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any of its Affiliates (in connection with (a) the performance of their duties and responsibilities or (b) any other actions taken, in each case, on behalf of the Company) has taken any action that has resulted in a violation by the Company or the Company Subsidiary of any applicable laws relating to anti-bribery, money laundering, unlawful political contributions or gifts or corrupt practices, including the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the United Kingdom Bribery Act of 2010, all other national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and any similar laws (collectively, “Anti-Corruption and Anti-Bribery Laws”), including by (i) the use of any Company Members’ funds for unlawful contributions, gifts, entertainment, or other expenses relating to political activity, (ii) making any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from any Company Members’ funds, or (iii) making or receiving any unlawful bribe, rebate, payoff, influence payment, kickback, or other similar unlawful payment. The

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Company Members have complied in all material respects with (A) all applicable Legal Requirements and other restrictions relating to the export, transshipment, re-export and other transfers of U.S. origin commodities, software, technology and services, and (B) all applicable sanctions and/or anti-boycott laws. The Company Members have established and maintained a compliance program and internal controls and procedures reasonably appropriate to the requirements of Anti‑Corruption and Anti‑Bribery Laws that apply to the Company Members. There have been no false or fictitious entries made in the books or records of the Company Members relating to any secret or unrecorded fund or any unlawful payment, gift, political or charitable contribution or other thing of value or advantage and no Company Member has established or maintained a secret or unrecorded fund. No Seller is a “foreign official” within the meaning of Anti‑Corruption and Anti‑Bribery Laws.
3.28    Solvency. No Company Member: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.
3.29    Company Product Warranties. Section 3.29 of the Disclosure Schedule sets forth a complete list of all outstanding product and customer service warranties, indemnities and guarantees on any of the products or services that the any Company Member distributes, services, markets, sells or produces for itself, a customer or a third party (each such product or service shall be referred to herein as a “Company Product”). There are no existing nor, to the Company’s Knowledge, threatened in writing, claims against any Company Member relating to any work performed by any Company Member, product liability, indemnity, warranty or other similar claims against any Company Member alleging that any Company Product is defective or fails to meet any product or services warranties. There are (i) no inherent design defects or systemic or chronic problems in any Company Product and (ii) no liabilities for warranty or other claims or returns with respect to any Company Product relating to any such defects or problems which could reasonably be expected to have a Material Adverse Effect.
3.30    Bank Accounts. Section 3.30 of the Disclosure Schedule sets forth each bank, savings institution and other financial institution with which any Company Member has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.
3.31    Powers of Attorney. Each Person holding a power of attorney or similar grant of authority on behalf of any Company Member is identified on Section 3.31 of the Disclosure Schedule. Except as disclosed on Section 3.31 of the Disclosure Schedule, no Company Member has given any revocable or irrevocable powers of attorney to any Person relating to its business for any purpose whatsoever.
3.32    No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (in each case as modified by the Disclosure Schedule), neither the Company nor any Seller makes any other express or implied representation or warranty with respect to the Company (including any implied warranty of merchantability or fitness for a particular purpose). Except for the representations and warranties contained in this Agreement (as modified by the Disclosure Schedule), the

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Company hereby disclaims, for itself and each of its Affiliates and Representatives, all liability and responsibility for any statement, or any information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, other Representative of the Company or any of its Affiliates, or any other Person). The Company makes no representations or warranties to Buyer in connection with the transactions contemplated by this Agreement regarding any projection or forecast of future results (including financial or other results) or profitability of the Company.
3.33    Disclaimer. EXCEPT AS SET FORTH IN THIS SECTION 3 (AS MAY BE MODIFIED BY THE DISCLOSURE SCHEDULE OR THE CERTIFICATE DELIVERED PURSUANT TO SECTION 10.1(a)), NONE OF THE COMPANY MEMBERS, THE AFFILIATES OF THE COMPANY MEMBERS OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLERS, THE COMPANY MEMBERS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION OF THE COMPANY MEMBERS, INCLUDING ANY REPRESENTATIONS AND WARRANTIES AS TO THE FUTURE SALES, REVENUE, PROFITABILITY OR SUCCESS OF THE BUSINESS, OR ANY REPRESENTATIONS OR WARRANTIES ARISING FROM STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR A USAGE OF TRADE. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
SECTION 4
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS
Each Seller, severally and not jointly, as to himself, herself or itself, as applicable, represents and warrants to Buyer as follows:
4.1    Right to Sell Units; Binding Effect; Organization and Power. Such Seller has all requisite corporate, limited partnership, or limited liability company power, as applicable, and full legal right to enter into this Agreement and each Ancillary Agreement to which such Seller is to be a party, to perform all of such Seller’s agreements and obligations hereunder or thereunder in accordance with its terms, and to sell to Buyer all of the Units owned by such Seller. This Agreement has been, and each Ancillary Agreement to which such Seller will be a party will be, duly executed and delivered by such Seller, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than such Seller) and constitutes or will constitute, as applicable, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Each Seller that is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and each such Seller’s organizational documents (of which each such Seller is not in material violation) are in full force and effect.
4.2    Title to Interests, Liens, etc. Such Seller has sole record, legal and beneficial ownership of the Units set forth opposite such Seller’s name in Section 4.2(a) of the Disclosure Schedule, free and clear

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of any Lien (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer under applicable securities laws or the Company Organizational Documents), and the Units held by such Seller constitute all of the membership interests in the Company owned beneficially or held of record by such Seller as of the date of this Agreement. Upon the consummation of the transactions contemplated hereby, Buyer will acquire sole record, legal and beneficial ownership of all of the Units held by such Seller other than the Retained Units, free and clear of any Lien (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer under applicable securities laws or the Company Organizational Documents). Except as set forth in Section 4.2(b) of the Disclosure Schedule, such Seller does not own any other securities of any Company Member of any class or kind, including any debt securities of any class or kind, nor does such Seller have any right or option to subscribe for, or to purchase, shares or other equity securities or debt securities of any Company Member. Except as provided in this Agreement, any Ancillary Agreement or the Company Organizational Documents, as applicable, such Seller is not party to or bound by any agreement or instrument affecting or relating to such Seller’s right to transfer or vote the Units owned by such Seller.
4.3    No Conflicts. The execution and delivery by such Seller of this Agreement or the other Ancillary Agreements, as applicable, the consummation of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will not conflict with, contravene or result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination or cancellation under any provision of, cause the creation of any Lien under, or give rise to any obligation of such Seller to make any payment under any provision of: (i) the organizational documents of such Seller; or (ii) any Legal Requirements applicable to such Seller or any of the properties or assets of such Seller.
4.4    Governmental Consents. Except for compliance with the HSR Act, no consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution, performance and delivery of this Agreement or any Ancillary Agreement to which such Seller is to be a party by such Seller or for the consummation by such Seller of the transactions contemplated hereby and thereby.
4.5    Litigation, etc. No Action is pending or, to such Seller’s Knowledge, threatened, against such Seller with respect to such Seller’s execution, performance and delivery of this Agreement or any Ancillary Agreement to which such Seller is to be a party or the consummation by such Seller of the transactions contemplated hereby or thereby. No Action is pending or, to such Seller’s Knowledge, threatened against such Seller before any arbitrator or court or other Governmental Authority which (a) if adversely determined, would be reasonably likely to result in payments, penalties or fines payable by any Company Member, or (b) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith.
4.6    Brokers and Finders. No Person has acted, directly or indirectly, as a broker or finder for such Seller in connection with the transactions contemplated by this Agreement and no Person will be entitled to any fee or commission or like payment in respect thereof.

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4.7    Investment Representations and Finders. If a Rollover Holder, such Seller (a) is acquiring the Retained Units for its own account, for investment only, and not with a view to any resale or public distribution thereof, (b) acknowledges that the Retained Units have not been registered under the Securities Act, or any state securities Laws, there is no public market for the Retained Units and there can be no assurance that a public market will develop, and it must bear the economic risk of its investment in the Retained Units for an indefinite period of time, and (c) is an “accredited investor” within the meaning of the Securities and Exchange Commission Rule 501 of Regulation D of the Securities Act.
SECTION 5
REPRESENTATIONS AND WARRANTIES REGARDING PARENT AND BUYER
Each of Parent and Buyer jointly and severally represent and warrant to the Company and Sellers as follows:
5.1    Organization and Standing. (a) (i) Parent is a public limited company duly organized, validly existing and in good standing under the laws of the Netherlands and (ii) Buyer is a corporation duly organized, validly existing and in good standing under the laws Delaware, and (b) each such party (i) has all requisite power and authority to carry on its business as it is now being conducted in all material respects, and (ii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except for those jurisdictions where the failure to be so qualified, licensed or authorized would not reasonably be expected to have a material adverse effect on Parent or Buyer, as applicable, or materially impair the ability of Parent or Buyer, as applicable, to consummate the transactions contemplated by this Agreement.
5.2    Authority for Agreement; No Conflict.
(a)    Each of Parent and Buyer have all necessary power and authority to execute and deliver this Agreement, each Ancillary Agreement, and each instrument required hereby or thereby to be executed and delivered by such party at the Closing, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Buyer of this Agreement, each Ancillary Agreement, and each instrument required hereby or thereby to be executed and delivered by Parent or Buyer, as applicable, at the Closing and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of Parent or Buyer are necessary to authorize this Agreement, each Ancillary Agreement or to consummate the transactions so contemplated.
(b)    This Agreement and the Ancillary Agreements have been and each instrument required hereby or thereby to be delivered by Parent or Buyer at the Closing will be duly and validly executed and delivered by Parent and Buyer, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes or will constitute a legal, valid and binding obligation of Parent and Buyer, as the case may be, enforceable against Parent and Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

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(c)    The execution and delivery by Parent and Buyer of this Agreement or the other Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, or compliance by Parent and Buyer with any of the provisions hereof or thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination or cancellation under any provision of, cause the creation of any Lien under, or give rise to any obligation of the Company to make any payment under any provision of: (i) such party’s organizational documents each as amended to date and currently in effect; (ii) any material Contract or Permit to which Buyer or Parent is a party or by which any of their respective properties or assets are bound; (iii) any Legal Requirements applicable to Parent or Buyer, as applicable, or any of the properties or assets of such party; or (iv) any Legal Requirement applicable to Parent or Buyer, as applicable, except in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that would not reasonably be expected to have a material adverse effect on Parent or Buyer, as applicable, or materially impair the ability of such party to consummate the transactions contemplated by this Agreement.
5.3    Government Consents. No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by, or given to, Parent or Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings as may be required under the HSR Act and any applicable foreign antitrust laws, (ii) such consents, approvals, orders authorizations, registrations declarations and filings as may be required under applicable state and federal securities laws and the securities laws of any foreign country, and (iii) where the failure to obtain such consent or to make such registration, declaration, notice or filing would not when taken together with all other such failures by Parent and Buyer reasonably be expected to have a material adverse effect on Parent or Buyer or materially impair the ability of such party to consummate the transactions contemplated by this Agreement.
5.4    Brokers and Finders. No Person has acted, directly or indirectly, as a broker or finder for Parent nor Buyer nor any of their respective Affiliates in connection with the transactions contemplated by this Agreement and no Person will be entitled to any fee or commission or like payment in respect thereof.
5.5    Litigation, etc. As of the date of this Agreement, no Action is pending or, to Parent’s or Buyer’s Knowledge, threatened against such party before any arbitrator or court or other Governmental Authority which (i) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith, or (ii) would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent’s or Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
5.6    Investment. Buyer is acquiring the Preferred Units of the Surviving Company for its own account as an investment without the present intent to sell, transfer or otherwise distribute such units to any other Person. Parent and Buyer have made, independently and without reliance on any of the Company or Sellers (except to the extent that Parent or Buyer has relied on the representations and warranties set forth in this Agreement, the Ancillary Agreements and in any document, certificate or other instrument required to be delivered to such under this Agreement), its own analysis of the Company. Parent and Buyer each acknowledges that, at the Closing, the Preferred Units of the Surviving Company are not registered pursuant

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to the Securities Act and that no such units may be transferred, except pursuant to an applicable exception under the Securities Act.
5.7    Financing; Solvency.
(a)    Each of Parent and Buyer affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Buyer or any of its Affiliates obtain financing for or related to any of the transactions contemplated hereby. Buyer will have available at the Closing the funds necessary to (x) make the payments required hereunder, (y) pay all fees and expenses to be paid by Buyer in connection with the transactions contemplated by this Agreement and (z) satisfy all other payment obligations at the Closing that may arise in connection with, or may be required in order to consummate, the transactions contemplated by this Agreement.
(b)    Assuming the accuracy of the representations and warranties contained in Section 3 and Section 4, as of the Closing, immediately after giving effect to all of the transactions contemplated by this Agreement, Buyer will be Solvent. For purposes of this Section 5.7, “Solvent” means that, with respect to any Person and as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (iii) such Person will have, as of such date, adequate capital with which to conduct its business and (iv) such Person will be able to pay its indebtedness as its indebtedness matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (B) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
5.8    Due Diligence Investigation.
(a)    Parent and Buyer have had an opportunity to discuss the business, management, operations and finances of the Company Members with its officers, directors, employees, agents, representatives and Affiliates, and has had an opportunity to inspect the facilities of the Company Members. Parent and Buyer have conducted to their respective satisfaction, their own independent investigation of the conditions, operations and business of the Company Members and, in making their respective determination to proceed with the transactions contemplated by this Agreement, Parent and Buyer have relied on the results of their own independent investigation. In making the decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Parent and Buyer have each relied solely upon the representations and warranties of the Company set forth in Section 3 (and acknowledges that such representations and warranties are the only representations and warranties made by the Company as may be modified by the Disclosure Schedule or the certificate delivered pursuant to Section 10.1(a)) and the representations and warranties of the Sellers set forth in Section 4 and has not relied, except in the case of

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Fraud, upon any other information provided by, for or on behalf of any of the Company Members, or their respective agents or representatives, to Parent or Buyer in connection with the transactions contemplated by this Agreement. Parent and Buyer have each entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to future prospects (financial or otherwise) of the Company Members.
(b)    In connection with Parent’s and Buyer’s investigation of the Company Members, Parent and Buyer have received certain projections, including projected statements of operating revenues and income from operations of the business, the Company Members and certain business plan information. Parent and Buyer each acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Buyer are familiar with such uncertainties and that each Parent and Buyer are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans. Accordingly, no representation or warranty is made with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans, except to the extent such estimates, projections and other forecasts and plans or underlying assumptions are the direct subject of the representations given in Section 3 and Section 4.
SECTION 6
CONDUCT OF BUSINESS
6.1    Conduct of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company covenants and agrees that, unless Buyer shall otherwise agree in writing (which may include email or other electronic transmission), the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the Ordinary Course of Business in all material respects, and shall not, and shall cause each of the Company Subsidiaries to not, take any action, except in all material respects in the Ordinary Course of Business. Between the date of this Agreement and the Closing Date, without the prior consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of the Company Subsidiaries to not:
(a)    amend or otherwise change the Company Member Organizational Documents;
(b)    repurchase, redeem or otherwise acquire any outstanding shares of capital stock, membership interests or other equity interests of any Company Member (other than in connection with repurchases from employees pursuant to the terms of any Employee Plan);
(c)    transfer, issue, pledge, encumber, assign, sell or dispose of, or grant options, warrants or other rights to purchase or otherwise acquire, any shares of capital stock, membership interests or securities convertible, exchangeable or exercisable therefor of the Company Members or other equity interests of any Company Member;

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(d)    effect any recapitalization, reclassification, reorganization or like change in the capitalization of any Company Member;
(e)    declare, set aside or pay any dividend or distribution in any property in respect of any interest of the Company other than (i) a distribution of cash to Sellers prior to the Adjustment Time, (ii) reimbursements to Affiliates in the Ordinary Course of Business, and (iii) Tax distributions in accordance with Section 8 of the Company Organizational Documents;
(f)    other than as set forth on Schedule 6.1(f), terminate any material Contract (including any Listed Company Contract), materially amend any material Contract (including any Listed Company Contract), or cancel, modify or waive any material Indebtedness or claims held in respect of any Company Member or waive any material rights of value, except in the Ordinary Course of Business;
(g)    mortgage, pledge or subject to any Lien (other than a Permitted Lien) any portion of a Company Member’s material assets;
(h)    sell, transfer, assign, license or otherwise dispose of a Company Member’s material assets valued at more than $500,000 in the aggregate except sales of inventory in the Ordinary Course of Business;
(i)    adopt or materially amend any Employee Plan, except for the renewal of existing plans in the Ordinary Course of Business or pursuant to applicable Legal Requirements;
(j)    grant to any employee earning base annual compensation in excess of $100,000 any material increase in compensation or benefits, except as may be required under any Employee Plan in effect as of the date hereof or in connection with annual salary or wage increases made in the Ordinary Course of Business;
(k)    incur or assume any Indebtedness or guarantee any Indebtedness, other than Indebtedness which will be discharged at Closing;
(l)    pay, loan or advance any amount to, or sell, transfer or lease any of the Company’s assets to, or enter into any agreement or arrangement with, any Affiliate of the Company or any director, officer, employee of the Company, or any of their respective Affiliates, except for (i) loans or advances to employees in the Ordinary Course of Business, (ii) payments made in the Ordinary Course of Business and consistent with past practices to any Seller or its Affiliates for reimbursable costs and expenses, (iii) Tax distributions in accordance with Section 8 of the Company Organizational Documents, and (iv) payments to any Sellers with respect to accrued interest on any debts owed by the Company to such Seller;
(m)     make any change in any method of financial or Tax accounting, or financial or Tax accounting practice or policy (including any change in its annual accounting period) other than those required by GAAP or make, revoke or change any material Tax election that would reasonably be expected to adversely affect Buyer, enter into any closing agreement or settlement in respect of Taxes, concede any claim or assessment in respect of Taxes or file any amended Tax Return which amendment would reasonably be expected to adversely affect Buyer;

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(n)    acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person, or otherwise acquire any assets that are valued, individually or in the aggregate, in excess of $500,000;
(o)    make or incur any capital expenditures that, individually or in the aggregate, are in excess of $500,000; or
(p)    authorize any of the foregoing, or commit or agree to take actions, whether in writing or otherwise, to do any of the foregoing.
6.2    Confidentiality; Access.
(a)    The parties acknowledge that the Company and Parent have previously executed a letter agreement effective as of June 5, 2018 (the “Confidentiality Agreement”), the entirety of which will continue in full force and effect in accordance its respective terms, notwithstanding the execution and delivery of this Agreement, until the Closing, at which time the Confidentiality Agreement shall terminate and be of no further force or effect. The parties hereto acknowledge and agree that the existence of this Agreement, the Ancillary Agreements, the Disclosure Schedule, the Escrow Agreement and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, the negotiations hereof and thereof and transactions contemplated hereby and thereby, shall constitute “Confidential Information” under the Confidentiality Agreement.
(b)    Each Seller acknowledges that, through its, his or her direct or indirect ownership interest in the Company, such Seller has obtained or received confidential and proprietary information concerning the business of the Company and its Subsidiaries that includes, without limitation, (i) any formula, pattern, device or compilation of information which is used in the business of the Company or any of its Subsidiaries and which gives the Company or any of its Subsidiaries a competitive advantage over companies operating in the same or substantially similar business who lack knowledge of or do not use such information, (ii) proprietary technology, operating procedures and methods of operation, financial statements and other financial information, trade secrets, market studies and forecasts, competitive analyses, pricing policies, the substance of agreements with customers, referral sources and others, marketing and similar arrangements, servicing and training programs and arrangements, customer and referral provider lists, and, other trade secrets, and (iii) any notes, compilations, Excel spread sheets, data reports, studies, interpretations or other documents embodying confidential and proprietary information (clauses (i)-(iii), collectively, the “Confidential Information”). Each Seller acknowledges that furnishing Confidential Information to third parties would be detrimental to Buyer and the Company and would place Buyer and the Company at a competitive disadvantage. During the period following the date hereof until the fifth (5th) anniversary of the Closing Date, each Seller severally agrees that it, shall not, directly or indirectly, use or disclose any Confidential Information to any Person or direct or permit any of such Seller’s Affiliates to use or disclose Confidential Information to any Person. The foregoing restrictions and obligations under this Section 6.2(b) shall not apply to: (A) any Confidential Information that is or becomes generally available to the public other than as a result of a breach of this Section 6.2(b) by a Seller, (B) any information obtained by a Seller from a third party on a non-confidential basis, provided that such third party is not known by such Seller to be bound by a confidentiality agreement with, or other legal or fiduciary obligation to, Buyer, or the Company

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or any of its Subsidiaries that prohibits the disclosure of Confidential Information, (C) any Confidential Information that is independently developed by such Seller without use of any Confidential Information, (D) any information a Seller that is the subject of a request for disclose under or pursuant to Law, legal process or regulation, provided that if practicable and permitted by Law or Order, such disclosing Seller shall provide Buyer and the Company with prompt written notice of any such request or requirement so that Buyer and the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.2(b), provided further that such disclosing Seller shall reasonably cooperate with Buyer and the Company in seeking such a protective order and/or other appropriate remedy, or (E) any disclosure to a Seller’s accountants, attorneys, advisors, Affiliates, members, partners and direct and indirect owners provided that such Seller shall advise such Persons of the confidential nature of such Confidential Information, such Seller shall direct such recipient to comply with the terms of this Section 6.2(b), and such Seller shall be responsible for any unauthorized use or disclosure by such Persons of any such Confidential Information unless such Person enters into a confidentiality agreement with Buyer or the Company. Each Seller agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Section 6.2(b) by a Seller and that Buyer and the Company shall be entitled to equitable relief, including injunction and specific performance, pursuant to Section 15.6 as a remedy for any such breach (or threatened breach), without proof of damages, and each Party further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be the exclusive remedies for breach of this Section 6.2(b), but will be in addition to all other remedies available at law or in equity.
(c)    Subject to the terms of the Confidentiality Agreement and other confidentiality obligations and similar restrictions that may be applicable to information in the possession of the Company that has been furnished by third parties from time to time, during the period following the date hereof and prior to the Closing, upon reasonable notice and during normal business hours, the Company shall, and shall cause the officers and employees of the Company to, (i) afford the officers, employees and authorized agents and representatives of Buyer reasonable access to the offices, properties, senior executives, and books and records of the Company Members, and (ii) furnish to the officers, employees and authorized agents and representatives of Buyer such additional financial and operating data and other information regarding the assets, properties and business to the extent related to the Company Members as Buyer may from time to time reasonably request in order to assist Buyer in fulfilling its obligations under this Agreement or facilitate the transactions contemplated by this Agreement; provided that (A) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the Company; (B) Buyer or any of its representatives shall not contact or have any discussions with any of the officers, employees, landlords/sub-landlords, tenants/subtenants, customers or vendors of the Company without the prior written consent of the Company; (C) Buyer shall be responsible for any damage to any real property owned or leased by the Company or any other assets or property of the Company caused by Buyer or any of its representatives; (D) the Company shall not be required to disclose any information related to the sale of the Company or any activities in connection therewith, including the solicitation of proposals from third parties in connection with the sale of the Company or its representatives’ evaluation thereof, including projections, financial or other information related thereto; and (E) the Company shall not be required to confer, afford such access or furnish such copies or other information (x) to the extent that doing so would result in the breach of any confidentiality or similar agreement to which the Company is a party as of the date of this Agreement, (y)

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that is competitively sensitive, or (z) the disclosure of which would reasonably be expected to result in the loss or impairment of attorney-client privilege; provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of such agreement or a loss of attorney-client privilege.
(d)    For a period of seven (7) years following the Closing, Buyer shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Company in the possession of Buyer, or its Affiliates, provided that in accordance with the Company’s current practices, such copies may be maintained in electronic or digital form. The Seller Representative, upon reasonable notice and for any reasonable business purpose to which the Seller Representative or any Seller is a party, and at the Seller Representative’s own cost and expense, shall have access during normal business hours to examine, inspect and copy such books and records during such seven (7) year period.
6.3    Efforts; Consents; Regulatory and Other Authorizations.
(a)    Each party to this Agreement shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, any Governmental Authority and other third parties (including the consents and filings described in this Section 6.3) that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including those consents set forth in the Disclosure Schedule; (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement; and (iv) fulfill all conditions to such party’s obligations under this Agreement, in each case such that all of the actions described in clauses (i) through (iv) of this Section 6.3(a) may be taken and the Closing may be consummated no later than the End Date. Each party to this Agreement shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices and making such filings.
(b)    The parties hereto acknowledge that each of Buyer and the Company has filed a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement prior to the date hereof and in connection with such filing, each of Buyer and the Company (i) shall supply promptly any additional information and documentary material that may be requested by any Governmental Authority (including the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission) pursuant to the HSR Act and other Persons necessary to consummate the transactions contemplated hereby, and (ii) shall cooperate in connection with any filing under applicable antitrust laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental Authority, including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or the office of any state attorney general. Each party shall promptly (A) supply the other with any information which may be required in order to effectuate such filings and (B) supply any additional information which reasonably may be required by a Governmental Authority of any jurisdiction and which the parties may reasonably

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deem appropriate. No party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect to any such filings, investigation or other inquiry without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. The parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act or other antitrust laws. Each party shall (x) give the other party prompt notice of the commencement or threat of commencement of any Action by or before any Governmental Authority with respect to the transactions contemplated by this Agreement, (y) keep the other party informed as to the status of any such Action or threat, and (z) promptly inform the other party of any communication to or from any Governmental Authority regarding the transactions contemplated by this Agreement.
(c)    Buyer shall promptly furnish to the Company and the Seller Representative copies of any notices or written communications received by Buyer or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Buyer shall permit counsel to the Company an opportunity to review in advance, and Buyer shall consider in good faith the views of such counsel in connection with, any proposed written communications by Buyer and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided that Buyer shall not extend any waiting period or comparable period under the HSR Act or applicable similar foreign Legal Requirement or enter into any agreement with any Governmental Authority without the written consent of the Seller Representative. Buyer agrees to provide the Company, the Seller Representative and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Buyer and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
(d)    Notwithstanding the foregoing provisions of this Section 6.3 or any other provisions of this Agreement, but without otherwise limiting Buyer’s obligations set forth in paragraph (a) above, in no event shall Buyer or any of Buyer’s Affiliates be obligated to (i) sell, license or otherwise dispose of, or hold separate or agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Company Member after the Closing or any entity, facility or assets of Buyer or its Affiliates, (ii) terminate, amend or assign existing relationships or contractual rights and obligations, (iii) amend, assign or terminate existing licenses or other agreements or enter into such new licenses or other agreements, (iv) except as expressly provided in this Agreement, enter into new contractual obligations, or (iv) litigate any suit, claim, action, investigation or proceeding, whether judicial or administrative: (A) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated herein, (B) seeking to prohibit or limit in any respect the ownership or operation by Buyer of a material portion of the assets or business of the Company or its Subsidiaries, or to require any such Person to dispose of or hold separate any portion of the assets or business of any Person as a result of the transactions contemplated herein, or (C) seeking to prohibit Buyer or any of its Affiliates from effectively controlling in any respect all or any portion of the assets or business of the Company or its Subsidiaries. Except as expressly permitted by this Agreement, neither the Company, nor Sellers on behalf of the Company, shall do or agree to do any of the things listed in (i) through (iv) above except with the express prior written consent of Buyer

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6.4    Public Disclosure. Prior to the Closing Date, no issuance of a press release or public announcement of the transactions contemplated hereby or negotiations related thereto shall be made by Buyer, the Company, any Seller, the Seller Representative or any of their respective representatives, without the express prior written consent of Buyer and the Company, except to the extent required by applicable Legal Requirements, in which case the party proposing to issue such press release or public announcement shall use commercially reasonable efforts to consult in good faith with Buyer or the Company, as applicable, before issuing any such press release or public announcement to attempt to agree upon mutually satisfactory text. From and after the Closing Date, Buyer and the Seller Representative shall jointly draft and approve of all press releases and any other public announcements concerning the transactions contemplated hereby, which approvals shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing or anything herein to the contrary, nothing herein shall prevent (a) Buyer or any of its Affiliates from making customary disclosures (which are made subject to customary confidentiality obligations), including the key economic terms of the transactions contemplated by this Agreement, to its current or prospective investors or securities analysts in accordance with applicable Legal Requirements, or (b) a Seller or any of its Affiliates which is a private equity or other investment fund, from making customary disclosures (which are made subject to customary confidentiality obligations), including the key economic terms of the transactions contemplated by this Agreement and the return realized as a result thereof, to its current or prospective investors in connection with its normal fundraising and reporting activities.
6.5    Cooperation; Further Actions. Following the Closing, the parties hereto shall use all reasonable efforts to take or cause to be taken all actions, execute and deliver such additional instruments, documents, conveyances or assurances and to do or cause to be done all other things, necessary, proper or advisable, or otherwise reasonably requested by another party hereto, in order for such party to fulfill and perform his, her or its obligations in respect of this Agreement and the Ancillary Agreements to which such Person is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby and carry out the intent and purposes of this Agreement (which include the transfer to Buyer of the entire ownership of the Company and intended related benefits of the business of the Company).
6.6    Indemnification of Managers and Officers.
(a)    During the period ending six (6) years after the Closing Date, the Company shall, and Buyer will cause the Company to, fulfill its obligations to the present and former members of the Company’s Board of Managers and present and former officers of the Company (the “Indemnified D&Os”), pursuant to the terms of the Company Member Organizational Documents, as the case may be, as in effect on the date hereof.
(b)    Prior to the Closing, the Company shall obtain prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) which policies provide such Indemnified D&Os with coverage for an aggregate period of not less than six (6) years following the Closing Date with coverage in the same amount and scope as the Company’s existing coverage, with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement and the Ancillary Agreements. The premiums for such prepaid policy shall be paid in full by the Company at or prior to the Closing, and such prepaid policies shall be non-cancelable. Company

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shall, and Buyer shall cause the Company to, maintain such policy in full force and effect, and continue to honor the obligations thereunder, during the period for which it has been prepaid.
(c)    In the event Company, or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee of such assets, as the case may be, shall assume the Company’s obligations set forth in this Section 6.6.
(d)    The terms and provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to the Indemnified D&Os by applicable Legal Requirements, the Company Member Organizational Documents, or other contract, as applicable, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified D&Os and their respective heirs and representatives, each of whom is an intended third party beneficiary of this Section 6.6.
6.7    Employee Benefit Matters.
(a)    For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Buyer, employees of the Company Members following the Closing (“Continuing Employees”) and, if applicable, the eligible dependents and beneficiaries of such Continuing Employees, shall receive service credit for service with the Company Members to the same extent such service credit was granted under the Employee Plans, subject to offsets for previously accrued benefits and no duplication of benefits. Buyer shall use commercially reasonable efforts to (and, if applicable benefits are insured, request (and use commercially reasonable efforts to cause) its insurance vendors to) (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare benefits plans of Buyer and its Affiliates that such employees may be eligible to participate in after the Closing, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing under any Employee Plan that provides welfare benefits to the Continuing Employees immediately prior to the Closing, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid by the Continuing Employee and/or his or her dependents prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plans of Buyer and its Affiliates that such employees are eligible to participate in after the Closing.
(b)    For a period of twelve (12) months following the Closing, Buyer shall provide, or cause to be provided, each Continuing Employee with (i) salary or wage level, (ii) incentive compensation opportunities, and (iii) employee benefits (the compensation and benefits described in the foregoing clauses (i), (ii) and (iii) being collectively referred to as “Employee Benefits”), in each case which are no less favorable in the aggregate to the Employee Benefits (other than equity and equity incentive arrangements) provided to such Continuing Employee by the Company under any Employee Plan immediately prior to Closing. Thereafter, Buyer shall provide, or cause to be provided, Employee Benefits to the Continuing Employees which are equivalent in all material respects to those Employee Benefits generally provided by Buyer to its similarly-situated employees.

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(c)    Nothing contained in this Section 6.7 or any other provision of this Agreement, express or implied, is intended to confer upon any Continuing Employee or other employee of any Company Member any right to continued employment for any period or continued receipt of any specific benefit or compensation, or shall constitute an establishment of or amendment to or any other modification of any Employee Plan. Further, this Section 6.7 shall be binding upon and shall inure solely to the benefit of the parties to this Agreement, and nothing in this Section 6.7, express or implied, is intended to confer upon any other Person (including any Continuing Employee or other employee of any Company Member) any rights or remedies of any nature (including third-party beneficiary rights under this Agreement) whatsoever under or by reason of this Section 6.7.
(d)    Promptly following the completion of the Company’s 2018 fiscal year (and in any event within thirty (30) days thereafter), Buyer shall cause the Company to pay the amounts required to be paid to the participants under the Company Bonus Plan with respect to the Company’s 2018 fiscal year (excluding, for the avoidance of doubt, any amounts included in the Closing Bonus Payments).
6.8    Notice of Developments. From the date of this Agreement until Closing, Sellers and the Company shall promptly notify Buyer in writing of any development occurring after the date hereof causing a breach of any of the representations and warranties in Section 3 and Section 4 above that could result in the conditions set forth in Section 8.1 not being satisfied at Closing. . If (i) Buyer has the right to terminate this Agreement pursuant to Section 11.1(e) below by reason of such development (after application of any cure or similar period provided therein), and (ii) Buyer does not exercise that right within ten (10) Business Days after gaining such right, as provided in Section 11 below, then written notice pursuant to this Section 6.8 shall be deemed to have qualified the representations and warranties contained in Section 3 and Section 4 above to the extent of the information set forth therein with respect to such development, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development, solely for the purposes of determining whether the conditions set forth in Section 0 are satisfied and whether Buyer has the right to terminate this Agreement pursuant to Section 11.1(e) below by reason of such development and for purposes of Buyer’s right to indemnification pursuant to Section 12 below.
6.9    Provision Respecting Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Latham & Watkins LLP is serving as counsel to certain Sellers, and may serve as counsel to each and any Seller, and each of their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement prior to Closing and the consummation of the transactions contemplated hereby, and that, following Closing and consummation of the transactions contemplated hereby, Latham & Watkins LLP (or any successor) may serve as counsel to the Seller Group (which will no longer include the Company Members) or any director, member, partner, officer, employee or Affiliate of the Seller Group (which will no longer include the Company Members), in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. In addition, all communications involving

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attorney-client confidences between any Sellers (including the Seller Representative) and their Affiliates which pertain directly to the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Sellers and their Affiliates (and not the Company). Accordingly, the Company shall not have access to any such communications, or to the files of Latham & Watkins LLP relating to such engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) the applicable Sellers and their Affiliates (and not the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Company shall not be a holder thereof, (b) to the extent that files of Latham & Watkins LLP in respect of such engagement constitute property of the client, only the applicable Sellers and their Affiliates (and not the Company) shall hold such property rights, and (c) Latham & Watkins LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company by reason of any attorney-client relationship between Latham & Watkins LLP and the Company.
6.10    Acknowledgements by Buyer. BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY AND SELLERS IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND SELLERS.
6.11    Acknowledgements by Sellers. EACH SELLER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF BUYER TO SELLERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. EACH SELLER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY BUYER.
SECTION 7
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY
The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction as of the Closing of the following conditions:

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7.1    No Order. No Legal Requirement, temporary restraining order, preliminary or permanent injunction or other order or judgment preventing the consummation of the transaction contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect.
7.2    Antitrust Approvals. The waiting period applicable to the consummation of the transactions contemplated by this Agreement (and any extension thereof) under the HSR Act shall have expired or been terminated.
7.3    Government and Other Third Party Approvals. All material consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority required to have been obtained or made prior to the consummation of the transactions contemplated hereby, shall have been obtained or made, and no such consent, approval, order or authorization shall have been revoked.
SECTION 8
ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to satisfaction as of the Closing of each of the following conditions:
8.1    Representations, Warranties and Covenants.
(a)    Each of the representations and warranties of the Company and Sellers in this Agreement shall be true, complete and correct in all respects at the Closing as though such representation or warranty had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date), disregarding any materiality qualifiers or references to a Material Adverse Effect contained in such representations and warranties, except where any failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and
(b)    The Company Members, the Seller Representative and each of the Sellers shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Closing.
SECTION 9
ADDITIONAL CONDITIONS PRECEDENT TO
OBLIGATIONS OF SELLERS AND THE COMPANY
The obligations of Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction as of the Closing of the following conditions:
9.1    Representations, Warranties and Covenants.
(a)    Each of the representations and warranties of Buyer in this Agreement shall be true, complete and correct in all material respects, in each case, at the Closing as though such representation or warranty had been made at the Closing (except that those representations and warranties which address matters only

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as of a particular date shall remain true, complete and correct as of such date), except where any failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not materially delay or prevent the consummation of the transactions contemplated hereby in accordance with the terms hereof; and
(b)    Buyer shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Closing.
SECTION 10
CLOSING DELIVERIES
10.1    Closing Deliveries of Sellers and the Company. At or prior to the Closing, Sellers or the Company, as applicable, shall deliver, or caused to be delivered, to Buyer the following:
(a)    a certificate executed by the chief executive officer of the Company on behalf of the Company to the effect that, as of the Closing, each of the conditions set forth in Section 8.1(a) (as it applies to the Company) and Section 8.1(b) (as it applies to the Company) has been satisfied;
(b)    a certificate executed by the Seller Representative (on behalf of each Seller) to the effect that, as of the Closing, each of the conditions set forth in Section 8.1(a) (as it applies to such Seller) and Section 8.1(b) (as it applies to such Seller) has been satisfied;
(c)    the Escrow Agreement, duly executed and delivered by the Seller Representative and the Escrow Agent;
(d)    each other Ancillary Agreement, duly executed and delivered by each Seller and the Seller Representative (in each case, if party thereto), in the form agreed by the parties and attached as an Exhibit hereto (if applicable);
(e)    a certificate of the secretary or other officer of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer as to (i) no amendments to the Company Member Organizational Documents, and (ii) the actions taken by the Board of Managers of the Company to authorize this Agreement and each Ancillary Agreement to which the Company may be party or subject, and the other transactions contemplated thereby, copies of which actions shall be attached to such certificate;
(f)    resignations, dated the Closing Date, of each member of the Board of Managers of each of the Company Members and, to the extent requested by Buyer, each officer of a Company Member, effective at or prior to the Closing;
(g)    a restrictive covenant agreement in substantially the form attached hereto as Exhibit G duly executed and delivered by each person set forth on Schedule 10.1(g);
(h)    the Fifth Amended and Restated Company LLCA duly executed;

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(i)    evidence, reasonably satisfactory to Buyer, as to the termination of the Related Party Agreements;
(j)    the Initial Closing Statement and any supporting documentation required to be delivered to Buyer pursuant to Section 2.2(b);
(k)    the Payment Allocation Certificate, duly executed and delivered to Buyer;
(l)     a properly executed statement dated as of the Closing Date that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2) and Section 1446(f) of the Code from each Seller;
(m)    an assignment of the Units executed and delivered by each Seller, in form and substance reasonably satisfactory to Buyer;
(n)    the Certificate of Merger, duly executed;
(o)    the Put/Call Agreements, duly executed and delivered by each Rollover Holder; and
(p)    payoff letters, in form and substance reasonably satisfactory to Buyer, in respect of the Closing Indebtedness being repaid at the Closing, which payoff letters shall provide for, among other customary items, customary Lien releases.
10.2    Closing Deliveries of Buyer. At or prior to the Closing, Buyer shall deliver, or cause to be delivered, the following:
(a)    to Sellers and the Company, a certificate executed on behalf of Buyer to the effect that, as of the Closing, the conditions set forth in Section 9.1 above have been satisfied;
(b)    to each of the Sellers, the portion of the Adjusted Purchase Price payable to them in accordance with Section 2.3(b)(ii) (less any amounts payable to any Seller subject to compensatory withholding which shall be delivered to the Company);
(c)    to the Seller Representative, the Advance Amount in accordance with Section 2.3(b)(iii);
(d)    the Escrow Agreement, duly executed and delivered by Buyer and payment of the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Special Escrow Amount in accordance with Section 2.3(b)(iv);
(e)    to the debtors of the Closing Indebtedness, the amount identified on the Initial Closing Statement as owed to such debtor for the full discharge his, her or its respective item of Closing Indebtedness in accordance with Section 2.3(b)(i);
(f)    to the payees of the Seller Transaction Expenses, the respective amounts owed to such payees for such Seller Transaction Expenses identified on the Initial Closing Statement in accordance with Section 2.3(b)(i);

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(g)    the Certificate of Merger, duly executed;
(h)    the Award Letters, duly executed by the Key Employees;
(i)    the Put/Call Agreements, duly executed and delivered by Buyer; and
(j)    each other Ancillary Agreement to which Buyer is a party, duly executed and delivered by Buyer.
SECTION 11
TERMINATION
11.1    Termination Prior to the Closing. This Agreement may be terminated at any time prior to the Closing as set forth below:
(a)    by mutual written consent of Buyer and the Seller Representative;
(b)    by either the Seller Representative or Buyer if the Closing shall not have been consummated by January 23, 2019 (the “End Date”); provided, that the right to terminate this Agreement under this Section 11.1 shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided, further, that if all of the conditions to Closing have been satisfied or shall be then capable of being satisfied, other than the conditions set forth in Section 0, and Buyer is continuing to use its reasonable best efforts to cause the conditions set forth in Section 0 to be satisfied (and pledges to continue such efforts pursuant to a plan to be mutually agreed-upon by Buyer and Seller Representative), then Buyer and the Seller Representative shall discuss in good faith an agreement to extend the Termination Date (such agreement not to be unreasonably withheld, conditioned or delayed) and, if the Buyer and the Seller Representative agree to extend the Termination Date, then the Termination Date shall be extended until such mutually agreed date.
(c)    by either the Seller Representative or Buyer, if a Governmental Authority shall have issued or enacted any Legal Requirement or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, which Legal Requirement is final and nonappealable, as applicable;
(d)    by the Seller Representative, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Buyer, such that the conditions set forth in Section 9.1 would not be satisfied as of the time of such breach; provided, that if such breach by Buyer is curable prior to the End Date through the exercise of reasonable efforts, then the Seller Representative may not terminate this Agreement under this Section 11.1(d) prior to thirty (30) days following the receipt of written notice from the Seller Representative to Buyer of such breach (it being understood that the Seller Representative may not terminate this Agreement pursuant to this Section 11.1(d) if (i) such breach by Buyer is cured such that such conditions would then be satisfied, or (ii) the Company or any Seller is in breach of this Agreement such that the conditions set forth in Section 8.1 would not be satisfied); or

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(e)    by Buyer, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or any Seller, such that the conditions set forth in Section 8.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Company or any Seller, as applicable, prior to the End Date through the exercise of reasonable efforts, then Buyer may not terminate this Agreement under this Section 11.1(e) prior to thirty (30) days following the receipt of written notice from Buyer to the Seller Representative of such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 11.1(e) if (i) such breach by the Seller Representative and any Seller, as applicable, is cured such that such conditions would then be satisfied, or (ii) Buyer is in breach of this Agreement such that the conditions set forth in Section 9.1 would not be satisfied).
11.2    Notice of Termination; Effect of Termination. If the Seller Representative or Buyer wishes to terminate this Agreement pursuant to Section 11.1, then such party shall deliver to the other party a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement. Subject to the relevant periods and the receiving party’s right to cure pursuant to Section 11.1, any termination of this Agreement under Section 11.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.2(a), Section 6.4, this Section 11.2, and Section 15, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful and intentional breach of this Agreement by such party or failure by such party to fulfill any condition set forth in this Agreement prior to such termination.
SECTION 12
INDEMNIFICATION
12.1    Representations, Warranties and Covenants. All representations, warranties, covenants, and agreements of the Company, the Sellers and Buyer made in this Agreement, all Ancillary Agreements executed and delivered in connection herewith, and all certificates delivered in connection therewith (a) shall be deemed to have been relied upon by the Party or parties to whom they are made, and shall survive the Closing regardless of any investigation on the part of such Party or its representatives, and (b) shall bind the parties’ successors and assigns (including, without limitation, any successor to the Company by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties (subject to Section 12.2 below) and their respective successors and assigns and to their transferees of Units, whether so expressed or not.
12.2    Survival Period. All of the representations and warranties of the Company, the Sellers and Buyer contained in this Agreement shall survive the Closing and continue in full force and effect until the twelve (12) month anniversary of the Closing Date, provided that the Fundamental Representations shall survive for the applicable statute of limitations with respect thereto plus sixty (60) days, provided further that in each case any written claim for breach of any representation or warranty contained in this Agreement made in good faith with reasonable specificity (to the extent known at such time) prior to such expiration

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date and delivered to the Party against whom indemnification is sought shall survive until final resolved thereafter and, as to any such claim, such applicable expiration will not affect the rights to indemnification of the Party making such claim with respect to the matters included in such claim. The covenants contained in this Agreement shall survive the Closing until they are otherwise terminated by their respective terms or, if no term is applicable, until the expiration of the statute of limitation in respect of any such claim for the breach of such covenant; provided, however, that any of the Company’s or the Sellers’ covenants or agreements to be performed at or prior to the Closing shall terminate at Closing. It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 12.2 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge and agree that the time periods set forth in this Section 12.2 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.
12.3    Indemnification Provisions for Buyer’s Benefit.
(a)    Provided that Buyer makes a written claim for indemnification, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim within the applicable survival period set forth in Section 12.2, subject to the limitations set forth in this Section 12, each Seller severally, and not jointly, based on their respective Pro Rata Share of such amounts, on his or her own behalf and on behalf of his or her successors, executors, administrators, estate, heirs and assigns (collectively, the “Seller Indemnifying Parties”, and each individually, an “Seller Indemnifying Party”) shall indemnify Buyer and Buyer’s directors, managers, officers, employees, affiliates, members, direct and indirect partners, equityholders, agents, attorneys, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against the entirety of any Damages of Buyer Indemnified Parties arising out of, or by reason of (i) any inaccuracy in or breach by the Company of such party’s representations and warranties set forth in Section 3, or in any certificate delivered by or on behalf of the Company pursuant to Sections 10.1(a) hereunder prior to the Closing, (ii) any breach of any covenant or agreement contained in this Agreement to be performed or complied with by the Company at or prior to the Closing, (iii) any Closing Indebtedness not taken into account in the Final Adjusted Purchase Price, (iv) any Seller Transaction Expenses not taken into account in the Final Adjusted Purchase Price, (v) any errors in the Payment Allocation Certificate except to the extent directly related to errors in the calculation of the Adjusted Purchase Price or any adjustments thereto, (vi) Indemnified Taxes, (vii) the Specified Matters, or (viii) the matters set forth on Schedule 12.3(a)(viii). Provided that Buyer makes a written claim for indemnification, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim within the applicable survival period set forth in Section 12.2, subject to the limitations set forth in this Section 12, each Seller severally, and not jointly, on his, her or its own behalf and on behalf of his, her, or its Seller Indemnifying Parties shall indemnify Buyer Indemnified Parties from and against the entirety of any Damages of Buyer Indemnified Parties arising out of, or by reason of (A) any inaccuracy in or breach by such Seller of such Seller’s representations and warranties set forth in Section 4, or in any certificate delivered by or on behalf of such Seller (as it relates to such Seller) pursuant to Section 10.1(b) hereunder prior to the Closing, and (B) any breach of any covenant or agreement contained in this Agreement or any Ancillary Agreements to be performed or complied with by such Seller.

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(b)    Notwithstanding the foregoing, for purposes of this Section 12,
(i)    other than in respect to breaches of the Fundamental Representations, or in the event of Fraud by Sellers or a Company Member, no indemnification shall be due or payable by the Sellers in excess of the Indemnity Escrow Funds with respect to Damages incurred in connection with a breach of representations and warranties, and recovery from the Indemnity Escrow Funds and under the RWI Policy shall be the sole and exclusive remedy available to Buyer Indemnified Parties in respect of such matters, and, for the avoidance of doubt, the provisions set forth in this subsection (i) will apply even if the RWI Policy is never issued by an insurer, the RWI Policy is revoked, cancelled, or modified in any manner after issuance, or Buyer Indemnified Parties make a claim under the RWI Policy and such claim is denied by the insurer,
(ii)    other than in respect to breaches of the Fundamental Representations, the Sellers shall have no indemnification liability in respect of claims set forth in Section 12.3(a)(i) for any Damages until the aggregate amount of such Damages exceeds $1,400,000 (the “Deductible”), at which time the Sellers shall indemnify Buyer Indemnified Parties to the extent such Damages exceed the Deductible up to a maximum aggregate amount equal to the Indemnity Escrow Funds,
(iii)    (A) with respect to Damages for breaches of the Fundamental Representations set forth in Section 3, and (B) with respect to Damages with respect to the matters set forth in Sections 12.3(a)(ii)-(vi), and (viii), each Seller shall indemnify Buyer Indemnified Parties severally, and not jointly, based on its respective Pro Rata Share of such amounts, to the extent such Damages exceed the Indemnity Escrow Funds, and any recovery under the RWI Policy (for the avoidance of doubt, without taking into account the Deductible), which indemnification obligation, in the aggregate with respect to any Seller, shall not exceed an amount equal to the amount of the cash proceeds actually received by such Seller hereunder,
(iv)    a Seller’s several liability for Damages outside the Indemnity Escrow Funds and Special Escrow Funds shall be determined based upon such Seller’s respective Pro Rata Share of such Damages, and in no event shall Buyer Indemnified Parties recover from any single Seller Indemnifying Party for any Damages in excess of the amount of the cash proceeds actually received by such Seller hereunder,
(v)    notwithstanding anything in this Agreement or the Escrow Agreement to the contrary, with respect to Damages in relation to Specified Matters, which, shall be deemed to include any Damages recoverable by a Buyer Indemnified Party pursuant to this Section 12 or Section 13 attributable to the Specified Matters, the Seller Indemnifying Parties shall have no indemnification liability in respect of any indemnifiable Damages with respect to such Specified Matters (whether arising under this Section 12 (including Section 12.3(a)(vii)), Section 13 or otherwise) other than through the Special Escrow Funds, and such indemnifiable Damages will be satisfied solely and exclusively from the Special Escrow Funds, other than to the extent satisfied from the RWI Policy, if applicable,

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(vi)    notwithstanding anything in this Agreement to the contrary, indemnifiable Damages in respect of claims set forth in Section 12.3(a)(i), to the extent relating to or arising from a breach of Section 3.17 (other than Sections 3.17(c), 3.17(h), 3.17(i) or 3.17(j)), shall be limited to Damages attributable to Taxes for the Pre-Closing Tax Period, and
(vii)    notwithstanding anything to the contrary in this Agreement, with respect to (A) inaccuracies or breaches of any individual representation or warranty of any a Seller set forth in this Agreement or any certificate delivered by or on behalf of such Seller hereunder prior to Closing, (B) any breach of any covenant or agreement contained in this Agreement or any Ancillary Agreements to be performed or complied with by a Seller, and (C) Fraud by an individual Seller, such Seller shall be solely liable for any Damages related to such breach or Fraud; provided, however, that the indemnification obligations for such Seller, in the aggregate, shall in no event exceed an amount equal to the cash proceeds actually received by such Seller hereunder.
(c)    The parties acknowledge and agree that indemnifiable Damages under this Agreement, including this Section 12, to the extent such Damages, in the aggregate, exceed the Deductible, if applicable, shall be satisfied (i) first, from the Indemnity Escrow Funds or, with respect to Specified Matters, from the Special Escrow Funds, (ii) second, to the extent such amounts exceed the amount available to Buyer Indemnified Parties in the Indemnity Escrow Funds or in the Special Escrow Funds (to the extent applicable), from the RWI Policy, and (iii) finally, in the case of indemnifiable Damages with respect to breaches of the Fundamental Representations and the matters set forth in Sections 12.3(a)(ii)-(vi), and (viii), and to the extent such amounts exceed the amounts recovered in accordance with clauses (i) and (ii) above, severally from the Sellers based on each Seller’s Pro Rata Share of such amounts (subject to the limitations set forth in this Section 12), provided, however, that with respect to indemnifiable Damages described in clause (iii) above, to the extent such Damages are excluded from the RWI Policy or coverage is denied under the RWI Policy, or to the extent of an amount up to the Deductible for Damages related to claims pursuant to Section 12.3(a)(i) that are covered under the RWI Policy, Buyer Indemnified Parties may seek indemnification from the Seller Indemnifying Parties (subject to the limitations set forth in this Section 12) simultaneous with the recourse options set forth in clauses (i) and (ii). The Special Escrow Funds and Indemnity Escrow Funds shall be reduced on a dollar-for-dollar basis, by any amounts received by Buyer Indemnified Parties from the Special Escrow Account or Indemnity Escrow Account, as applicable. Damages recoverable from the Special Escrow Account or Indemnity Escrow Account are not capped at any Seller’s respective Pro Rata Share of such amounts.
12.4    Indemnification Provisions for the Sellers’ Benefit; Limitations.
(a)    Subject to the provisions of this Section 12, from and after the Closing, Buyer agrees to indemnify and hold the Sellers and their employees, directors, managers, officers, direct and indirect partners or equityholders, representatives, affiliates, successors and assigns (the “Seller Indemnified Parties”) harmless from and against, any Damages sustained or suffered by the Seller Indemnified Parties to the extent caused by or arising from a breach of any representation or warranty made by Buyer or a failure to perform any covenant or agreement made by Buyer herein.

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(b)    Notwithstanding anything provided in this Agreement to the contrary, no indemnification shall be payable by Buyer pursuant to Section 12.4(a) with respect to any claim asserted by a Seller Indemnified Party after the expiration of the survival period, if any, prescribed for such representation, warranty or covenant in Section 12.2 (except that any written claim made in good faith with reasonable specificity (to the extent known at such time) prior to such expiration date and delivered to Buyer shall survive thereafter until finally resolved and, as to any such claim, such applicable expiration will not affect the rights to indemnification of the Seller Indemnified Parties).
12.5    Tax Treatment of Indemnity Payments. Sellers and Buyer agree to treat any indemnity payment made pursuant to this Section 12 as an adjustment to the Purchase Price and Rollover Value for all Tax purposes to the greatest extent permitted by applicable Legal Requirements.
12.6    Matters Involving Third Parties.
(a)    If any third party notifies any party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that gives rise to a claim for indemnification against another Party (the “Indemnifying Party”) under this Section 12, then the Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing (a “Notice”); provided, however, that failure to give such Notice shall not limit the right of an Indemnified Party to recover hereunder from any Indemnifying Party except to the extent that such Indemnifying Party suffers any material prejudice or material harm with respect to such claim as a result of such failure except and to the extent that the Indemnifying Party can demonstrate actual loss or actual prejudice (and in any event, solely to the extent of such loss or prejudice) as a result of such failure; and, provided further, that notwithstanding anything to the contrary in this Agreement, the matters set forth on Schedule 12.3(a)(viii) shall be deemed to be a Third-Party Claim.
(b)    Without limiting any rights of the insurer under the RWI Policy, as between the Indemnified Party and the Indemnifying Party, in the case of any Third-Party Claims for which indemnification is sought, the Indemnifying Party shall be entitled at its cost and expense to (i) conduct and control any proceedings or negotiations with such third party, (ii) perform and control or direct the performance of any required activities, (iii) take all other steps to settle or defend any such claim (provided that the Indemnifying Party shall not settle any such claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless (x) the settlement includes a complete release of the Indemnified Party with respect to the claim and no additional obligation, restriction, injunction or other equitable relief or Damages shall be imposed on the Indemnified Party, and (y) the claim does not involve any finding or admission of any violation of any law or the rights of any person by the Indemnified Party), and (iv) employ counsel to contest any such claim or liability; provided, that the Indemnifying Party shall not have the right to assume control of such defense, if the claim for which the Indemnifying Party seeks to assume control: (A) seeks non‑monetary relief (except where non‑monetary relief is merely incidental to a primary claim or claims for monetary damages), (B) involves criminal allegations, (C) involves the Indemnifying Party or its Affiliates if counsel to the Indemnified Party reasonably determines in good faith that such representation would give rise to a conflict of interest, (D) is reasonably be expected to directly materially adversely affect the Indemnified Party’s business, or (E) involves a claim for which, upon petition

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by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend. The Indemnifying Party shall, within thirty (30) days after delivery of the Notice to Indemnifying Party (or sooner, if the nature of the Third-Party Claim so requires) (the “Dispute Period”), notify the Indemnified Party of its intention as to the conduct and control of the defense of such claim; provided that the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel. Until the Indemnified Party has received notice of the Indemnifying Party’s election whether to defend any claim, the Indemnified Party shall take reasonable steps to defend such claim, but may not settle such claim without the consent of the Indemnifying Party. If the Indemnifying Party shall decline to assume the defense of any such claim, or the Indemnifying Party shall fail to notify the Indemnified Party within the Dispute Period of the Indemnifying Party’s election to defend such claim, the Indemnified Party shall defend against such claim (provided that the Indemnified Party shall not settle such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed)) and the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer as a result of such Third-Party Claim to the extent subject to indemnification under this Section 12.
12.7    Direct Claims. Any indemnification claim by an Indemnified Party which does not result from a Third-Party Claim shall be asserted by the Indemnified Party by giving the Indemnifying Party and the Seller Representative prompt written notice thereof. Such written notice shall summarize the basis for the indemnification claim based on the information reasonably available at that time to the Indemnified Party. The failure to give written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, unless, and then solely to the extent that, the rights of the parties from whom indemnity is sought are materially prejudiced as a result of such failure; provided, however, that no such notice shall have any effect or be valid if it is given following the end of any applicable survival period provided for in Section 12.2. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement and shall promptly pay any amounts owed in accordance with the terms of this Agreement.
12.8    Tax Proceedings and Tax Indemnification Claims. Notwithstanding any other provision of this Agreement, (i) the control of any Tax Proceeding shall be governed exclusively by Section 13 hereof, and (ii) any claim for indemnification that may be brought by Buyer Indemnified Parties under either Sections 12.3(a)(i) or 12.3(a)(vi) may be brought under such Section as such Buyer Indemnified Parties choose, without duplication with respect to recovery.
12.9    Further Limitations and Qualifications.
(a)    Right to Recover. The Indemnified Parties shall have an obligation to promptly make a claim thereunder and then exhaust all commercially reasonable efforts to seek to recover and pursue a claim for insurance proceeds (including under the RWI Policy) as a result of any matter giving rise to an indemnification claim of the Indemnified Parties against the Indemnifying Party, to the extent coverage may be available therefor. In addition, the Indemnifying Party shall, to the extent of any indemnification payment made by

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it and to the extent consistent with any related indemnification agreement, insurance policy, or applicable Legal Requirement (except with respect to the RWI Policy), be subrogated to all rights of the Indemnified Party against any third party in respect of the claim to which the indemnification payment relates, other than as against a Buyer Indemnified Party or a Company Member current customer. If the Indemnified Party actually receives any insurance proceeds (including under the RWI Policy) for Damages or expenses that are part of an indemnification claim of the Indemnified Party prior to the date upon which the Indemnifying Party is given notice of the claim, the Indemnifying Party’s indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds (net of any expenses actually incurred solely in collection thereof) actually received by the Indemnified Party (including under the RWI Policy). If the Indemnified Party actually receives any insurance proceeds (including under the RWI Policy) with respect to Damages or expenses after the Indemnifying Party has provided indemnification for such Damages or expenses to the Indemnified Party, then the Indemnified Party shall promptly turn over any such insurance proceeds (net of any expenses actually incurred solely in collection thereof) to the Indemnifying Party with respect to such Damages;. Buyer Indemnified Parties shall not be entitled to recover Damages from the Seller Indemnifying Parties to the extent such Damages would have been covered under the RWI Policy if not for a failure by a Buyer Indemnified Party to properly make a claim thereunder (or to otherwise comply with the terms thereof).
(b)    Exclusive Remedies. Subject to (and without limiting the effects of) the terms of Section 15.6, from and after Closing, except with respect to matters covered by Section 2.2, the remedies provided in this Section 12 shall constitute the sole and exclusive remedies available to any Party hereto with respect to any claim relating to this Agreement or the transactions contemplated hereby and the facts and circumstances relating and pertaining hereto (whether any such claim shall be made in contract, breach of warranty, tort or otherwise), other than for Fraud.
(c)    Duration of Claim. The indemnification obligations of the Indemnifying Party pursuant to this Agreement with respect to a specific claim for which indemnification is provided under this Agreement shall extend beyond the time period for indemnification set forth herein with respect to such specific claim until it has been fully discharged or resolved or settled so long as a written notice prepared in good faith with reasonable specificity (to the extent known at such time); shall have been given to the Indemnifying Party on or prior to the end of such time period.
(d)    Calculating Damages. For purposes of both determining (i) the amount of Damages arising from a breach of or inaccuracy in any representation, warranty, covenant or obligation of the Company Members or the Sellers in this Agreement, and (ii) whether any such representation, warranty, covenant or obligation has been breached or is inaccurate, any limitations or qualifications as to dollar amount or materiality (or similar concept) set forth in such representation, warranty, covenant or obligation shall be disregarded.
(e)    Tax Benefits. Without limiting the effect of any other limitation contained in this Section 12, for purposes of computing the amount of any Damages incurred by any Indemnified Party under this Section 12, there shall be deducted an amount equal to the amount of any Tax benefit actually realized within two (2) years of such Damages in connection with such Damages, as determined on a “with and without” basis.

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SECTION 13
TAXES
13.1    Certain Income Tax Matters. For the avoidance of doubt, any deductions or similar Tax benefits arising from the payment of Seller Transaction Expenses and the discharge of the Closing Indebtedness shall be for the benefit of the Sellers to the greatest extent permitted by applicable Legal Requirements.
13.2    Transfer Taxes. All Transfer Taxes will be borne by Sellers. Seller Representative hereby agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such Transfer Taxes.
13.3    Tax Treatment. For federal income tax purposes, the parties hereto agree to treat (i) the Company as a continuing partnership and as not terminating under Section 708 of the Code, (ii) the Merger as a purchase by Buyer of partnership interests from the Sellers as described in Section 741 of the Code to the extent such Sellers own Cancelled Units and (iii) BAS Management Pool as retaining a partnership interest in the Company to the extent of the Retained Units and the Rollover Holders as retaining their partnership interests in BAS Management Pool, with such retention being nontaxable in each case. The parties hereto agree to file all Tax Returns consistently with such treatment described in this Section 13.3.
13.4    Cooperation and Exchange of Information. Sellers, Rollover Holders, and Buyer shall provide each other with such cooperation and information as each of them reasonably may request in filing any Tax Return or in connection with any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers, Rollover Holders and Buyer shall retain (and shall cause the Company Members to retain) all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of any Company Member for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate.
13.5    Tax Proceedings and Audits. The Seller Representative shall control (at its own expense) the contest of any audits, disputes, administrative, judicial or other governmental proceedings (“Tax Proceedings”) relating to partnership or other “pass-through” income Taxes or Tax Returns of any Company Member for a Pre-Closing Tax Period (other than any Straddle Period) (the “Seller Proceedings”), and the Seller Representative shall keep Buyer reasonably informed of developments during such Seller Proceedings and shall not settle or otherwise conclude such Seller Proceedings without the consent of Buyer, which shall not be unreasonably withheld or delayed. Buyer and the Seller Representative shall jointly control the contest of any Tax Proceedings relating to “pass-through” income Taxes or Tax Returns of any Company Member for the Straddle Period (the “Straddle Proceedings”) and may not settle or otherwise conclude such contest without the consent of the other party, which shall not be unreasonably withheld or delayed. Buyer shall be the “partnership representative” of the Company within the meaning of Section 6223(a) of the Code with respect to Straddle Proceedings, provided, however, that Buyer shall take all actions reasonably necessary and possible to give effect to the joint control provided for in the preceding sentence, including

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obtaining the consent of the Seller Representative with respect to non-ministerial actions taken by Buyer in its capacity as the “partnership representative.” Buyer shall control the contest of all other Tax Proceedings (other than Seller Proceedings, Straddle Proceedings, or Tax Proceedings related to the Specified Matters) relating to any Company Member for a Pre-Closing Tax Period (including a Straddle Period) (the “Buyer Proceedings”); provided, however, that Buyer shall keep the Seller Representative reasonably informed about any such Buyer Proceedings, shall permit the Seller Representative to participate in such contest (and the right to participation shall include the right to receive copies of all correspondence from any tax authorities relating to such Buyer Proceedings and attend meetings), shall permit the Seller Representative to review and approve all material submissions and filings to the relevant taxing authority, and shall not settle or otherwise conclude such Buyer Proceeding without the consent of the Seller Representative, which shall not be unreasonably withheld or delayed.
13.6    Tax Returns.
(a)    The Seller Representative shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all partnership or other “pass-through” income Tax Returns for all Pre-Closing Tax Periods (other than Tax Returns relating to Straddle Periods) that are required to be filed by or with respect to any Company Member (“Seller Returns”) and such Seller Returns shall be filed in a manner consistent with past practice, except as otherwise required by applicable Legal Requirements.
(b)    Subject to Section 13.2 and Annex 6 in each case: The Company shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to any Company Member that are not Seller Returns (“Company Returns”). Such Company Returns shall be prepared by, or under the direction of, members of management of the Company. All Company Returns that relate to a Pre-Closing Tax Period (including any Straddle Period) shall be prepared in a manner consistent with the past practice of the Company Members, except as otherwise required by applicable Legal Requirements, and in accordance with this Agreement. Any partnership income Tax Return of the Company for the Straddle Period shall allocate items of income, gain, deduction and loss as between the Sellers and Buyer using a “closing of the books” method under Section 706 of the Code and, to the extent the Company does not already have such an election in effect, shall include an election under Section 754 of the Code for the Straddle Period. The Company shall deliver at least twenty-five (25) days prior to the due date for the filing of any such Company Returns to Seller Representative a draft of such Tax Returns for Seller Representative’s review and approval, which shall not be unreasonably withheld, conditioned, or delayed. Except to the extent taken into account in the calculation of the Final Adjusted Purchase Price, each Seller shall remit to the Company no later than three (3) days before the date on which such Taxes are due an amount equal to its Pro Rata Share of the Taxes relating to the portion of any such Company Return that relates to a Pre-Closing Tax Period or the portion of any Straddle Period that ends on the Closing Date to the extent such Taxes are Indemnified Taxes recoverable from such Seller pursuant to Section 12, which amounts shall be timely paid by the Company in accordance with applicable Legal Requirements to the applicable tax authority with the filing of such Company Return.
13.7    Refunds. Any refunds or credits of Indemnified Taxes received after the Closing and not included in the calculation of the Final Adjusted Purchase Price shall be paid (net of any Taxes and any

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reasonable expenses any Company Member or Buyer incurs with respect to the receipt of such refunds or credits) promptly to the Seller Representative for further distribution to the Sellers. Nothing in this Section 13.7 will require that any Company Member or Buyer make any payment with respect to any refund for, or credit against, a Tax (and such refunds or credits will be for the benefit of Buyer and the Company Members) to the extent attributable to any carryback of any net operating loss or other Tax attribute or Tax credit generated in a taxable period or portion thereof that begins after the Closing Date. Upon the reasonable request of the Seller Representative, Buyer shall use, and shall cause the Company Members to use, commercially reasonable effort to obtain all such available refunds or credits.
13.8    Certain Post-Closing Actions. Notwithstanding any other provision of this Agreement to the contrary, each Party, on behalf of itself and its equityholders and Representatives, hereby consents to the undertaking of the actions described in Annex 6, subject to and in accordance with the terms hereof and thereof.
13.9    Post-Closing Covenants. Buyer agrees to indemnify Sellers and the Rollover Holders from and against (a) any Tax owed by them resulting from any transaction engaged in by any Company Member at the direction of Buyer not in the Ordinary Course of Business occurring on or after the Closing Date (other than with respect to a Resolution Event) and (b) any Taxes arising from or relating to any financing transaction undertaken by Buyer and its Affiliates. Buyer further agrees that it will not (i) other than with respect to a Resolution Event, amend or re-file any Tax Return of the Company Members or BAS Management Pool relating in whole or in part to a Pre-Closing Tax Period or otherwise to Indemnified Taxes without the consent of the Seller Representative, not to be unreasonably withheld, (ii) file any new Tax Return of the Company Members with respect to a Pre-Closing Tax Period without following the procedures set forth in Section 13.6(b) or as provided in Section 13.8, (iii) voluntarily approach any tax authority with respect to Indemnified Taxes other than as provided in Section 13.8 without the consent of the Seller Representative or (iv) other than with respect to a Resolution Event, file any Tax election of or with respect to the Company Members or Buyer with effect to the Pre-Closing Tax Period.
13.10    Section 754 Election and Purchase Price Allocation. Notwithstanding anything to the contrary in this Agreement, if at the time of the Merger, an election under Section 754 of the Code is not in effect for the Company, the parties hereto agree that an election under Section 754 of the Code shall be made in accordance with Treasury Regulation Section 1.754-1(b) by the Company on its federal income Tax Return for the Tax period that includes the Closing Date. The adjustments to the tax basis of the underlying assets of the Company Members pursuant to Sections 743(b) and 755 of the Code arising out of the Merger shall be determined in accordance with the methodology set forth on Annex 3 (the “Purchase Price Allocation”). The Purchase Price Allocation shall be delivered by Buyer to the Seller Representative within one-hundred twenty (120) days after the Closing Date for Seller Representative’s approval. Seller Representative and Buyer shall work in good faith to resolve any disputes relating to the Purchase Price Allocation within thirty (30) days. If Seller Representative and Buyer are unable to resolve any such dispute, such dispute shall be resolved promptly by the Accounting Arbitrator, the costs of which shall be allocated to and borne by Buyer and the Seller Representative, on behalf of Sellers, based on the inverse of the percentage that the Accounting Arbitrator determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Arbitrator. Buyer and the Sellers shall file, or cause to be filed all

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Tax Returns in a manner consistent with the Purchase Price Allocation (as revised to take into account any subsequent adjustments to the Adjusted Purchase Price).
13.11    Overlap. In the event of any conflict between any provision of this Agreement and this Section 13, the terms and provisions of this Section 13 shall control.
SECTION 14
THE SELLER REPRESENTATIVE
14.1    Appointment of the Seller Representative.
(a)    Each Seller irrevocably appoints and authorizes BAS Buyer, LLC, a Delaware limited liability company as the “Seller Representative” and in such capacity as its agent and attorney-in-fact to take such action as agent and attorney-in-fact on its or his behalf and to exercise such powers under this Agreement and any Ancillary Agreements which require any form of Seller approval or consent, together with all such powers as are reasonably incidental thereto. The Seller Representative may perform its duties as such through sub-agents and attorneys-in-fact and shall have no liability for any acts or omissions of any such sub-agent or attorney if selected by it with reasonable care. Buyer shall be entitled to deal exclusively with the Seller Representative on behalf of any and all Sellers with respect to all matters relating to this Agreement and the Ancillary Agreements, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Seller Representative, as fully binding upon such Seller.
(b)    Without limiting the generality of the foregoing Section 14.1(a), the Seller Representative, acting alone without the consent of any other Seller, is hereby authorized to (i) take any and all actions under Section 2, (ii) supervise, defend, coordinate and negotiate claims for indemnification under Section 12 (including settlements thereof) or the Specified Matters, (iii) effect payments to Sellers hereunder, (iv) receive or give notices hereunder, (v) receive or make payment hereunder, (vi) execute waivers or amendments hereof, (vii) execute and deliver documents, releases and/or receipts hereunder, and/or (viii) terminate this Agreement pursuant to the terms of Section 11.1.
(c)    The parties confirm their understanding that the initial Seller Representative is an affiliate of a Seller, and that such Seller shall have the same rights and powers under this Agreement as any other Seller and may exercise or refrain from exercising the same as though it were not the Seller Representative.
(d)    The Seller Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to any Seller for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
(e)    The Seller Representative shall not be liable for (i) any action or omission consented to or requested by a majority in interest of the other Sellers (based on respective Pro Rata Shares of the Adjusted Purchase Price paid at Closing), or (ii) any action or omission otherwise taken by it hereunder except (in the case of this clause (ii) only) in the case of willful misconduct by the Seller Representative. The Seller

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Representative shall not be deemed to be a trustee or other fiduciary on behalf of any Seller or any other Person, nor shall the Seller Representative have any liability in the nature of a trustee or other fiduciary. The Seller Representative does not make any representation or warranty as to, nor shall it be responsible for or have any duty to ascertain, inquire into or verify (A) any statement, warranty or representation made in or in connection with this Agreement or the Ancillary Agreements, (B) the performance or observance of any of the covenants or agreements of Sellers under this Agreement or any of the other Ancillary Agreements, or (C) the genuineness of this Agreement, the Ancillary Agreements or any other instrument or writing furnished in connection herewith or therewith. The Seller Representative shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, facsimile or similar writing) believed by it to be genuine and to be signed or sent by the proper party or parties.
(f)    Each Seller shall, ratably in accordance with his or its Pro Rata Share of such amounts pay the Seller Representative, upon presentation of an invoice or other similar written notice, for all costs and expenses reasonably incurred by the Seller Representative (including, without limitation, fees and expenses of counsel to the Seller Representative) in connection with (i) the enforcement of this Agreement and any of the Ancillary Agreements and/or the protection or preservation of the rights of each Seller and/or the Seller Representative against Buyer, or any of their respective assets, and (ii) any amendment, modification or waiver of any of the terms of this Agreement or any Ancillary Agreements (whether or not any such amendment, modification or waiver is signed or becomes effective). Such amounts shall first be paid out of an advance amount equal to $750,000 (the “Advance Amount”), which will be delivered by Buyer to the Seller Representative at the Closing as a deduction from the Purchase Price which the Seller Representative shall maintain in a separate account for application under this Section 14.1.
(g)    Each Seller (including any such Seller acting in the capacity of Seller Representative) shall, ratably in accordance with such Seller’s Pro Rata Share of such amounts, indemnify, defend and hold harmless the Seller Representative and its partners, directors, officers, managers, members, agents, attorneys, employees and shareholders against any claim that such indemnitees may suffer or incur in connection with any action taken or omitted by the Seller Representative or such other in the performance of the duties of the Seller Representative hereunder (except for claims resulting from any such indemnitees’ willful misconduct).
(h)    Each Seller acknowledges that it has, independently and without reliance upon the Seller Representative or any other Seller, and based on such documents and information as it has deemed appropriate, made its own legal analysis and decision to enter into this Agreement.
(i)    The Seller Representative may resign at any time by giving notice thereof to Sellers. Upon any such resignation, Sellers shall, upon the prior written consent of Buyer, appoint a successor Seller Representative by a majority in interest of the Sellers (based on respective Pro Rata Shares of the Adjusted Purchase Price paid at Closing). If no successor Seller Representative shall have been appointed by Sellers, and shall have accepted such appointment, within thirty (30) days after the retiring Seller Representative gives notice of resignation, then the retiring Seller Representative, may, on behalf of Sellers, upon the prior written consent of Buyer, appoint a successor Seller Representative, which shall be any Seller. Upon the

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acceptance of its appointment as the Seller Representative hereunder by a successor Seller Representative, such successor Seller Representative shall thereupon (A) succeed to and become vested with all the rights and duties of the retiring Seller Representative, (B) receive delivery of any remaining portion of the Advance Amount from the retiring Seller Representative and (C) the retaining Seller Representative shall be discharged from its duties and obligations hereunder. After the retiring Seller Representative’s resignation hereunder as the Seller Representative, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Seller Representative.
(j)    The obligations of the Seller Representative hereunder and under the Ancillary Agreements are only those expressly set forth herein and therein. No implied duties or obligations shall be read into this Agreement or any of the Ancillary Agreements against the Seller Representative.
(k)    The Seller Representative shall disburse any remaining Advance Amount to Sellers in accordance with the Sellers’ Pro Rata Shares at such time that it determines in its reasonable discretion that it is no longer necessary to hold such funds.
SECTION 15
MISCELLANEOUS
15.1    Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by facsimile (receipt confirmed) to:
if to Buyer, or the Company following the Closing:
Cimpress N.V.
c/o Cimpress USA Incorporated
275 Wyman Street
Waltham, MA 02451, USA
Attention: Matthew Walsh, General Counsel
Email: mwalsh@cimpress.com

with a copy (which shall not constitute notice) to:
DLA Piper LLP (US)
33 Arch Street, 26th Floor
Boston, MA 02110
Attn: Adam Ghander
E-mail: adam.ghander@dlapiper.com

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if to the Company prior to the Closing:
Build A Sign LLC
11525A Stonehollow Dr.
Suite 100
Austin, TX 78758
Attention: Bryan Kranik, Chief Executive Officer
Telephone: 512-374-9850
Email: bryan.kranik@buildasign.com

if to the Seller Representative:
BAS Buyer LLC
c/o Perella Weinberg Partners Capital Management LP
767 Fifth Avenue
New York, NY 10153
Attention: General Counsel
Email: legal@pwpartners.com

if to any Seller:
Such address listed on the Company’s books and records
And if to the Company (prior to the Closing), any Seller or the Seller Representative with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
200 Clarendon Street, 27th Floor
Boston, MA 02116
Attention: Johan V. Brigham and J. Ryan McCarthy
Telephone: (617) 948-6000
Facsimile: (617) 948-6001
All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three (3) days following the date on which mailed, or one (1) day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid. Any notice to be given to any Seller hereunder shall be given to the Seller Representative or, if for any reason there ceases to be a Seller Representative, to each Seller.
15.2    Parent Guarantee. Parent hereby guarantees the performance of each of the obligations, covenants and agreements of Buyer set forth in this Agreement, and, notwithstanding anything to the contrary in this Agreement, in the event of nonperformance of any of the obligations, covenants or agreements of

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Buyer set forth herein, the Company, each of the Sellers and the Seller Representative shall have full recourse against Buyer for any and all such obligations, covenants and/or agreements (including, without limitation, the payment and Closing obligations set forth in Section 2 and the indemnity obligations set forth in Section 12).
15.3    Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of the Company (or the Seller Representative from and after the Closing) and Buyer. Any purported assignment or delegation of rights or obligations in violation of this Section 15.3 is void and of no force or effect.
15.4    Severability. In the event that any one (1) or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.
15.5    Third Parties. Except as specifically set forth or referred to herein (including pursuant to Section 6.6 and Section 6.9), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns.
15.6    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such breach. It is accordingly agreed that: (a)  Buyer shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by Sellers or the Company and to enforce specifically all of the terms and provisions hereof, and (b) Sellers

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(on behalf of itself and the Company Members) shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches by Buyer. Subject to the limitations set forth in this Section 15.6, Sellers (on behalf of themselves and the Company), on the one hand, and Buyer, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the provisions of this Agreement identified above in this Section 15.6 by such party.
15.7    Governing Law; Submission to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby or in connection with to any matter which is the subject of this Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of law provisions thereof). The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any court of competent civil jurisdiction sitting in the State of Delaware over any action arising out of or in connection with this Agreement or any of the transactions contemplated hereby or related to any matter which is the subject of this Agreement and each party hereto hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such action brought in such court or any claim that such action brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Legal Requirement. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action by delivery of a copy thereof in accordance with the provisions of Section 15.1 and consents to the exercise of jurisdiction of the courts of the State of Delaware over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.
15.8    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
15.9    Fees and Expenses. Except as otherwise provided in this Agreement, (a) all fees, costs and expenses of Buyer incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Buyer whether or not the Closing is consummated and (b) all fees, costs and expenses of the Company, the Seller Representative and Sellers incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Company whether or not the Closing is consummated (but subject to the inclusion of any such amounts in the Seller Transaction Expenses); provided, that, notwithstanding the foregoing, (i) Buyer shall be responsible for (A) any fee related to compliance with the

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applicable requirements of the HSR Act as set forth in Section 6.3(b), (B) any fees of the Escrow Agent, and (C) fifty percent (50%) of the premium, taxes, underwriting fees, and broker fees incurred with respect to the RWI Policy (excluding, for the avoidance of doubt, any legal fees, costs and expenses (other than the insurer’s underwriting fee)). Any fees of the Accounting Arbitrator shall be borne by the parties as provided in Section 2.2(f).
15.10    Entire Agreement, Not Binding Until Executed. This Agreement, including the Disclosure Schedule, Schedules and Exhibits and the other agreements referred to herein (including the Ancillary Agreements), is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and such other agreements, supersedes any prior understandings, negotiations, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof. Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed and delivered by all of the parties hereto.
15.11    Amendments; No Waiver. Subject to applicable Legal Requirements, any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and the Seller Representative, or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that the Seller Representative shall have the authority to sign any such waiver on behalf of any Seller. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
15.12    No Recourse Against Third Parties. Notwithstanding any other provision of this Agreement, except to the extent otherwise agreed in writing, no claim (whether at law or in equity, whether in contract, tort, statute or otherwise) may be asserted by the Company Members, the Sellers, Buyer, any Affiliate of any of the foregoing (including, with respect to Buyer, from and after the Closing, any Company Member) or any Person claiming by, through or for the benefit of any of them, against any Person who is not party to this Agreement, including any equityholders, partners, members, controlling persons, directors, officers, employees, incorporators, managers, agents, Representatives, or Affiliates of Buyer or any Company Member, Seller or the heirs, executors, administrators, successors or assigns of any of the foregoing (or any Affiliate of any of the foregoing) that is not a party to this Agreement (each a “Non-Party Affiliate”), with respect to matters arising in whole or in part out of, related to, based upon, or in connection with the business of the Company Members, the Company Members, this Agreement, the Ancillary Agreements or their subject matter or the transactions contemplated hereby or thereby or with respect to any actual or alleged inaccuracies, misstatements or omissions with respect to information furnished by or on behalf of the Company Members

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or any Non-Party Affiliate in any way concerning the business of the Company Members, the Company Members, this Agreement or its subject matter or the transactions contemplated hereby.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

PARENT CIMPRESS N.V. By: /s/Sean E. Quinn Name: Sean Quinn Title: EVP, Chief Financial Officer

BUYER
CIMPRESS USA INCORPORATED

By: /s/Sean E. Quinn
Name: Sean Quinn
Title: EVP, Chief Financial Officer

MERGER SUB
CIMPRESS ACQUISITION, LLC

By: /s/Sean E. Quinn
Name: Sean Quinn
Title: EVP, Chief Financial Officer

THE COMPANY BUILD A SIGN LLC By: /s/Bryan Kranik Name: Bryan Kranik Title: CEO

[Signature Page to Agreement and Plan of Merger]

THE SELLER REPRESENTATIVE BAS BUYER LLC By: /s/Aaron Hood Name: Aaron Hood Title: Authorized Person
THE SELLERS BAS BUYER, LLC By: /s/Aaron Hood Name: Aaron Hood Title: Authorized Person
BUILD A SIGN MANAGEMENT POOL, LLC By: /s/Aaron Hood Name: Aaron Hood Title: Authorized Person
BAS NEWCO, LLC By: /s/Dan Graham Name: Daniel A. Graham Title: Manager

[Signature Page to Agreement and Plan of Merger]